As filed with the Securities and Exchange Commission on January 31, 2005
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-4

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Stone Energy Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	72-1235413
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508
(337) 237-0410
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Andrew L. Gates, III

Senior Vice President, Secretary and General Counsel
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
(337) 237-0410
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Alan P. Baden

Vinson & Elkins L.L.P.
666 Fifth Avenue
26th Floor
New York, New York 10103
(212) 237-0000
(212) 237-0100 (fax)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Amount of
Securities to be Registered	Registered	Registration Fee(1)

6¾% Senior Subordinated Notes due 2014	$200,000,000	$23,540

(1)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2005

PROSPECTUS

Stone Energy Corporation

Offer To Exchange

Up To $200,000,000 Of
6¾% Senior Subordinated Notes Due 2014
For
Up To $200,000,000 Of
6¾% Senior Subordinated Notes Due 2014
That Have Been Registered Under
The Securities Act Of 1933

Terms of the New 6¾% Senior Subordinated Notes Offered in the Exchange Offer:

•	The terms of the new notes are identical to the terms of the outstanding notes, except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

•	We are offering to exchange up to $200,000,000 of our outstanding 6 3/4% Senior Subordinated Notes due 2014 for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are generally freely tradable.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes.

      You should carefully consider the risk factors beginning on page 6 of this prospectus before participating in the exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any document incorporated by reference is accurate only as of the date hereof or thereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Summary	1
Risk Factors	6
Forward-Looking Statements	15
Exchange Offer	17
Use of Proceeds	26
Business	27
Description of the Notes	27
Certain United States Federal Income Tax Consequences	64
Plan of Distribution	65
Legal Matters	66
Independent Registered Public Accounting Firm	66
Independent Oil and Gas Consultants	66
Where You Can Find More Information	66
Information We Incorporate by Reference	66
Opinion of Vinson & Elkins L L P
Computation of Ratios of Earnings to Fixed Charges
Letter from Independent Registered Public Accounting Firm
Consent of Ernst & Young LLP
Consent of Atwater Consultants, Ltd.
Consent of Cawley, Gillespie & Associates, Inc.
Consent of Ryder Scott Company
Statement of Eligibility on Form T-1
Form of Letter of Transmittal
Form of Letter to Clients
Form of Letter to Registered Holders & DTC Participants
Form of Notice of Guaranteed Delivery

      This prospectus incorporates important business and financial information about Stone Energy Corporation that is not included or delivered with this prospectus. Such information is available without charge to holders of outstanding notes upon written or oral request made to the office of the Secretary and General Counsel, Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, Telephone (337) 237-0410. To obtain timely delivery of any requested information, holders of outstanding notes must make any request no later than five business days prior to the expiration of the exchange offer.

i

PROSPECTUS SUMMARY

      This summary highlights selected information from this prospectus to help you understand our business and the terms of the new notes. It does not contain all of the information that may be important to you. We urge you to read all of this prospectus and the documents incorporated herein by reference carefully. You should pay special attention to the “Risk Factors” section of this prospectus. In addition, certain statements in this prospectus and in the documents incorporated herein by reference include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.” In this prospectus, except as otherwise indicated, “Stone”, the “Company”, “we”, “us” and “our” refer to Stone Energy Corporation and its subsidiaries, and the “notes” refers to both the new notes offered hereby and the outstanding notes.

Our Company

      We are an independent oil and gas company engaged in the acquisition, exploration, development, production and operation of oil and gas properties. Currently, our property base consists of 69 active properties, 58 in the Gulf Coast Basin and 11 in the Rocky Mountains, and 54 primary term leases in the Gulf of Mexico.

      We are a Delaware corporation. Our principal executive offices are located at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, and our telephone number is (337) 237-0410.

The Exchange Offer

      On December 15, 2004, we completed a private offering of the outstanding notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 210 days after the date we issued the outstanding notes.

Exchange Offer	We are offering to exchange new notes for outstanding notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we decide to extend it.

Conditions to the Exchange Offer	The registration rights agreement does not require us to accept outstanding notes for exchange if:

• the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission, or

• an action or proceeding has been instituted or threatened regarding the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned on a minimum aggregate principal amount of outstanding notes being tendered.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to JPMorgan Chase Bank, National Association as exchange agent, at the address indicated

on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding notes are held through The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your outstanding notes, we urge you to contact that person promptly to tender your outstanding notes in the exchange offer.

For more information on tendering your outstanding notes, please refer to the sections in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer,” “— Procedures for Tendering” and “— Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must have delivered a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m., New York City time, on the expiration date of the exchange offer. See “Exchange Offer — Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act of 1933 except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.

U.S. Federal Income Tax Considerations	The exchange of new notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain United States Federal Income Tax Consequences.”

Exchange Agent	We have appointed JPMorgan Chase Bank, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: JPMorgan Chase Bank, National Association, 2001 Bryan Street, 9th Floor, Dallas, Texas 75201, Attention: Registered Bond Processing Department. Eligible institutions may make requests by facsimile at (214) 468-6494.

Terms of the New Notes

      The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.

      The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this document entitled “Description of the Notes.”

Issuer	Stone Energy Corporation.

Notes Offered	$200 million aggregate principal amount of 6¾% Senior Subordinated Notes due 2014.

Maturity Date	December 15, 2014.

Interest Payment Dates	June 15 and December 15, beginning June 15, 2005. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding note tendered in exchange therefore or, if no interest has been paid on the outstanding note, from the date of the original issue of the outstanding note.

Ranking	The new notes will be unsecured senior subordinated obligations and will be subordinated to all of our senior debt. The new notes will rank pari passu with all of our senior subordinated indebtedness and senior to all of our subordinated debt. Because the new notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the new notes will not receive any payment until holders of senior indebtedness have been paid in full. In addition, the new notes will be effectively subordinated to claims of creditors (other than us) of our subsidiaries.

As of December 31, 2004, we had $82.0 million of senior debt outstanding.

Optional Redemption	We will have the option to redeem the new notes, in whole but not in part, at any time before December 15, 2009, and to redeem the new notes, in whole or in part, at any time on or after December 15, 2009, in each case at the redemption prices described herein under the heading “Description of the Notes — Optional Redemption”, together with any accrued and unpaid interest to the date of redemption.

Public Equity Offering Optional Redemption	Before December 15, 2007, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net proceeds of a public equity offering at 106.750% of the principal amount of the notes, plus any accrued and unpaid interest, if at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding after such redemption.

Change of Control	If we experience certain types of change in control, we must offer to repurchase the new notes at a price equal to 101% of the principal amount of the new notes, plus any accrued and unpaid interest.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

• incur additional debt,

• pay dividends on, or redeem or repurchase stock,

• create liens,

• make specified types of investments,

• apply net proceeds from certain asset sales,

• engage in transactions with our affiliates,

• engage in sale and leaseback transactions,

• merge or consolidate,

• restrict dividends or other payments from subsidiaries,

• sell equity interests of subsidiaries, and

• sell, assign, transfer, lease, convey or dispose of assets.

These covenants are subject to important exceptions and qualifications that are described under the heading “Description of the Notes” in this prospectus.

Suspension of Covenants	The indenture governing the notes provides that most of the foregoing covenants will be suspended if the rating agencies assign and maintain an investment grade rating on the notes.

Transfer Restrictions; Absence of a Public Market for the New Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for listing of the new notes on any securities exchange or for the quotation of the new notes in any automated dealer quotation system.

Risk Factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Ratios of Earnings to Fixed Charges

      For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net earnings (loss) before income taxes, extraordinary items and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), amortization of debt expenses and discount or premium relating to any indebtedness and that portion of rental cost equivalent to interest.

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges	9.2x	7.8x	7.8x	3.3x	(1)	14.8x	3.9x

(1)	As a result of low gas prices in 2001,we recorded a $237.7 million pre-tax ceiling test write-down in accordance with the full cost method of accounting for oil and gas properties. The write-down resulted in an earnings to fixed charges deficiency in the amount of $113.8 million for the year ended December 31, 2001.

RISK FACTORS

      An investment in the notes involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors and the other information included in this prospectus and in the documents incorporated herein by reference before making an investment decision. The risks described below are not the only ones facing us. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including the risks described below and elsewhere in this prospectus and in the documents incorporated herein by reference.

Risks Relating to the Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will remain restricted and may be adversely affected.

      We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

      If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act of 1933 unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.

Our debt level and the covenants in the agreements governing our debt could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

      As of December 31, 2004, we had $482.0 million in outstanding indebtedness and approximately $304.9 million of available borrowing capacity under our credit facility. Following this offering, we will be permitted to incur additional indebtedness, provided we meet certain requirements in the indenture governing the notes, the indenture governing our existing 8 1/4% senior subordinated notes due 2011 and our credit agreement.

      The terms of the agreements governing our debt impose significant restrictions on our ability and the ability of our subsidiaries to take a number of actions that we may otherwise desire to take, including:

•	incurring additional debt;

•	paying dividends on stock, redeeming stock or redeeming subordinated debt;

•	making investments;

•	creating liens on our assets;

•	selling assets;

•	guaranteeing other indebtedness;

•	entering into agreements that restrict dividends from our subsidiaries to us;

•	merging, consolidating or transferring all or substantially all of our assets; and

•	entering into transactions with affiliates.

      Our level of indebtedness, and the covenants contained in the agreements governing our debt, could have important consequences on our operations, including:

•	making it more difficult for us to satisfy our obligations under the notes or other debt and increasing the risk that we may default on our debt obligations;

•	requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	detracting from our ability to withstand successfully a downturn in our business or the economy generally;

•	placing us at a competitive disadvantage against other less leveraged competitors; and

•	making us vulnerable to increases in interest rates, because debt under our credit facility will be at variable rates.

      We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the agreements governing our debt, it could lead to an event of default and the acceleration of our repayment of outstanding debt. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions. Our borrowing base under the credit facility, which is re-determined periodically, is based on an amount established by the bank group after its evaluation of our proved oil and gas reserve values. Upon a re-determination, if borrowings in excess of the revised borrowing capacity were outstanding, we could be forced to repay a portion of our bank debt.

      We may not have sufficient funds to make such repayments. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We cannot assure you that we will be able to generate sufficient cash flow from operating activities to pay the interest on our debt or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt. The terms of our debt, including our credit facility and our indentures, may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We cannot assure you that any such offering, refinancing or sale of assets can be successfully completed.

We may not be able to repurchase the notes upon a change of control.

      Upon the occurrence of certain change of control events, holders of the notes may require us to offer to repurchase all or any part of their notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of the notes. Additionally, certain events that would constitute a “change of control” (as defined in the indenture) would constitute an event of default under our credit facility that would, if it should occur, permit the lenders to accelerate the debt outstanding under our credit facility and that, in turn, would cause an event of default under the indenture.

      The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from oil and gas operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes tendered and to repay debt under our credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

      The outstanding notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the outstanding notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the outstanding notes for new notes, that an active trading market for the outstanding notes or the new notes will exist, and we will have no obligation to create such a market. At the time of the private placement of the outstanding notes, the initial purchasers advised us that they intended to make a market in the outstanding notes and, if issued, the new notes. The initial purchasers are not obligated, however, to make a market in the outstanding notes or the new notes and any market-making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the outstanding notes or the new notes.

      The liquidity of any trading market for the notes and the market price quoted for the notes will depend upon the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

The notes are subordinated to our senior debt and are structurally subordinated to our subsidiaries’ obligations.

      The notes are our senior subordinated obligations. Accordingly, the notes are subordinated to all of our existing and future senior indebtedness, including indebtedness under our credit facility. We expect to incur additional senior indebtedness from time to time in the future under our credit facility or otherwise. The indenture governing the notes limits, but does not prohibit, the incurrence of any other indebtedness by us or our subsidiaries, including senior indebtedness. As a result of such subordination, upon any distribution to our creditors in a bankruptcy, liquidation, dissolution, reorganization or any similar proceeding by or relating to us or our property, the holders of our senior indebtedness would be entitled to receive payment in full before the holders of the notes would be entitled to receive any payment. In addition, all payments on the notes could be blocked in the event of a default on our senior indebtedness. See “Description of the Notes — Subordination”. As of December 31, 2004, we had $82.0 million in outstanding senior indebtedness and $304.9 million of available borrowing capacity under our credit facility.

      The notes are also effectively subordinated to claims of creditors (other than us) of our subsidiaries that are not subsidiary guarantors of the notes, including lessors, trade creditors, taxing authorities, creditors holding guarantees and tort claimants. In the event of a liquidation, reorganization or similar proceeding relating to a subsidiary that is not a guarantor of the notes, these persons generally will have priority as to the assets of that subsidiary over our claims and equity interest and, thereby indirectly, holders of our indebtedness, including the notes.

Any future subsidiary guarantees of the notes may be subordinated or avoided by a court.

      In certain circumstances, our restricted subsidiaries may be required by the terms of the indenture governing the notes to jointly and severally guarantee the notes on a senior subordinated basis. Various applicable fraudulent conveyance or similar laws have been enacted for the protection of creditors. A court may use those laws to subordinate or avoid any guarantee of the notes issued by any of our subsidiaries. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the notes could be superior to the obligations under that guarantee.

      A court could avoid or subordinate the guarantee of the notes by any of our subsidiaries in favor of that subsidiary’s other debts or liabilities if, among other things, the court determined either of the following were true at the time the subsidiary issued the guarantee:

•	that subsidiary incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that such subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•	that subsidiary did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantee,

•	was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

      Among other things, a legal challenge of a subsidiary’s guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the notes. To the extent a subsidiary’s guarantee of the notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the note holders would cease to have any claim in respect of that guarantee and would be creditors solely of ours.

Risks Relating to Our Company and Our Industry

Oil and gas price declines and volatility could adversely affect our revenue, cash flows and profitability.

      Our revenue, profitability and future rate of growth depend substantially upon the market prices of oil and gas, which fluctuate widely. Factors that can cause this fluctuation include:

•	relatively minor changes in the supply of and demand for oil and gas;

•	market uncertainty;

•	the level of consumer product demand;

•	weather conditions;

•	domestic and foreign governmental regulations;

•	the price and availability of alternative fuels;

•	political and economic conditions in oil producing countries, particularly those in the Middle East;

•	the foreign supply of oil and gas;

•	the price of oil and gas imports; and

•	overall economic conditions.

      We cannot predict future oil and gas prices. At various times, excess domestic and imported supplies have depressed oil and gas prices. Declines in oil and gas prices may adversely affect our financial condition, liquidity and results of operations. Lower prices may reduce the amount of oil and gas that we can produce economically and may also create ceiling test write-downs of our oil and gas properties. Substantially all of our oil and gas sales are made in the spot market or pursuant to contracts based on spot market prices, not long-term fixed price contracts.

      In an attempt to reduce our price risk, we periodically enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or gas prices. Any substantial or extended decline in the prices of or demand for oil or gas would have a material adverse effect on our financial condition and results of operations.

The marketability of our production depends mostly upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities.

      The marketability of our production depends upon the availability, proximity, operation and capacity of gas gathering systems, pipelines and processing facilities. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market our oil and gas. If market factors changed dramatically, the financial impact on us could be substantial. The availability of markets and the volatility of product prices are beyond our control and represent a significant risk.

We may not receive payment for a portion of our future production.

      We may not receive payment for a portion of our future production. We have attempted to diversify our sales and obtain credit protections such as parental guarantees from certain of our purchasers. We are unable to predict, however, what impact the financial difficulties of certain purchasers may have on our future results of operations and liquidity.

Estimates of oil and gas reserves are uncertain and inherently imprecise.

      This prospectus contains or incorporates by reference estimates of our proved oil and gas reserves and the estimated future net cash flows from such reserves. These estimates are based upon various assumptions, including assumptions required by the Securities and Exchange Commission relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

      Actual future production, oil and gas prices, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves will most likely vary from those estimated. Such variances may be material. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this prospectus and the information incorporated by reference. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

      At December 31, 2003, approximately 25% of our estimated proved reserves were proved undeveloped and 44% were proved developed non-producing. Proved undeveloped reserves and proved developed non-producing reserves, by their nature, are less certain than proved developed producing reserves. Estimation of these non-producing categories is nearly always based on volumetric calculations rather than the performance data used to estimate producing reserves. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. Recovery of proved developed non-producing reserves requires capital expenditures to recomplete into the zones above producing intervals and is subject to the risk of a successful recompletion. Production revenue from proved non-producing reserves will not be realized until sometime in the future, sometimes not for many years. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our oil and gas reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

      You should not assume that the present value of estimated future net cash flow referred to or incorporated by reference in this prospectus is the current fair value of our estimated oil and gas reserves. In accordance with Securities and Exchange Commission requirements, the present value of estimated future net cash flows from proved reserves is based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by oil and gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor for Stone.

Lower oil and gas prices may cause us to record ceiling test write-downs.

      We use the full cost method of accounting for our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized costs of oil and gas properties (net of related deferred taxes), including estimated capitalized abandonment costs, may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10% and excluding cash flows related to estimated abandonment costs, plus the lower of cost or fair value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling test write-down”. This charge does not impact cash flow from operating activities, but does reduce net income. The risk that we will be required to write down the carrying value of oil and gas properties increases when oil and gas prices are low or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. We recorded an after-tax write-down of $154.5 million ($237.7 million pre-tax) at the end of the third quarter of 2001 due to low gas prices on the last day of that quarter. There was no loss of proved reserve volumes associated with the ceiling-test write-down. We cannot assure you that we will not experience ceiling test write-downs in the future.

We may not be able to obtain adequate financing to execute our operating strategy.

      We have historically addressed our short and long-term liquidity needs through the use of bank credit facilities, the issuance of debt and equity securities and the use of cash flow provided by operating activities. We continue to examine the following alternative sources of capital:

•	bank borrowings or the issuance of debt securities;

•	the issuance of common stock, preferred stock or other equity securities;

•	joint venture financing; and

•	production payments.

      The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and gas prices and our market value and operating performance. We may be unable to fully execute our operating strategy if we cannot obtain capital from these sources.

We may not be able to fund our planned capital expenditures.

      We spend and will continue to spend a substantial amount of capital for the acquisition, exploration, exploitation, development and production of oil and gas reserves. Our capital expenditures, including acquisitions and exclusive of estimated asset retirement costs, were $362.6 million during 2003,

$215.6 million during 2002 and $641.3 million during 2001. We have budgeted total capital expenditures in 2004 and 2005, excluding property acquisitions and capitalized salaries, general and administrative costs and interest, of approximately $310 million and $315 million, respectively. If low oil and gas prices, operating difficulties or other factors, many of which are beyond our control, cause our revenue and cash flows from operating activities to decrease, we may be limited in our ability to fund the capital necessary to complete our capital expenditures program. In addition, if our borrowing base under our credit facility is re-determined to a lower amount, this could adversely affect our ability to fund our planned capital expenditures. After utilizing our available sources of financing, we may be forced to raise additional debt or equity proceeds to fund such capital expenditures. We cannot assure you that additional debt or equity financing will be available or cash flows provided by operations will be sufficient to meet these requirements.

We may not be able to replace production with new reserves.

      In general, the volume of production from oil and gas properties declines as reserves are depleted. The decline rates depend on reservoir characteristics. During 2003, 94% of our production and 91% of our estimated proved reserves were derived from Gulf of Mexico reservoirs, while the remaining portions of our production and reserves were derived from the Rocky Mountain region. Gulf of Mexico reservoirs tend to be recovered quickly through production with associated steep declines, while declines in other regions after initial flush production tend to be relatively low. Our reserves will decline as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration drilling activities. Our future oil and gas production is highly dependent upon our level of success in finding or acquiring additional reserves.

      Our growth is due in large part to acquisitions of producing properties. The successful acquisition of producing properties requires an assessment of a number of factors, some of which are beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. Such assessments are inexact and their accuracy is inherently uncertain. In connection with such assessments, we perform a review of the subject properties, which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, the review will not permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We cannot assure you that we will be able to acquire properties at acceptable prices because the competition for producing oil and gas properties is intense and many of our competitors have financial and other resources that are substantially greater than those available to us.

      Our strategy includes increasing our reserves, production and cash flow by the implementation of a carefully designed field-wide development plan. These development plans are formulated both prior to and after the acquisition of a property. However, we cannot assure you that our future development and exploration activities on the properties we acquire will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

There are uncertainties in successfully integrating our acquisitions.

      Integrating acquired businesses and properties involves a number of special risks. These risks include the possibility that management may be distracted from regular business concerns by the need to integrate operations and that unforeseen difficulties can arise in integrating operations and systems and in retaining and assimilating employees. Any of these or other similar risks could lead to potential adverse short-term or long-term effects on our operating results.

Our operations are subject to numerous risks of oil and gas drilling and production activities.

      Oil and gas drilling and production activities are subject to numerous risks, including the risk that no commercially productive oil or gas reservoirs will be found. The cost of drilling and completing wells is often uncertain. Oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	weather conditions;

•	shortages in experienced labor; and

•	shortages or delays in the delivery of equipment.

      The prevailing prices of oil and gas also affect the cost of and the demand for drilling rigs, production equipment and related services.

      We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and gas may be unprofitable. Drilling activities can result in dry wells and wells that are productive but do not produce sufficient net revenue after operating and other costs to recoup drilling costs.

Our industry experiences numerous operating risks.

      The exploration, development and operation of oil and gas properties involves a variety of operating risks including the risk of fire, explosions, blowouts, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. If any of these industry operating risks occur, we could have substantial losses. Substantial losses may be caused by injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Additionally, our offshore operations are subject to the additional hazards of marine operations, such as capsizing, collision and adverse weather and sea conditions. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above.

      We have begun to explore for oil and gas in the deep waters of the Gulf of Mexico where operations are more difficult than in shallower waters. Our deepwater drilling and operations require the application of recently developed technologies that involve a higher risk of mechanical failure. The deep waters of the Gulf of Mexico often lack the physical and oilfield service infrastructure present in the shallower waters. As a result, deepwater operations may require a significant amount of time between a discovery and the time that we can market the oil or gas, increasing the risks involved with these operations.

      During 2002, we experienced two separate production interruptions resulting from two named storms in the Gulf of Mexico. At the time, we maintained loss of production insurance to protect us against uncontrollable disruptions in production operations from events of this nature. However, we decided not to renew loss of production coverage effective May 1, 2003, based on our assessment of the cost to retain this policy as compared to the benefits we received as a result of production interruptions caused by these storms. We experienced Gulf of Mexico production interruption in 2004 from Hurricane Ivan for which we do not have any loss of production insurance.

      We maintain insurance of various types to cover our operations, including maritime employer’s liability and comprehensive general liability. Coverage amounts are provided by primary and excess umbrella liability policies with ultimate limits of $100 million. In addition, we maintain up to $100 million in operator’s extra expense insurance, which provides for the control of well, re-drill and pollution coverage for wells drilled and/or completed. The exact amount of coverage for each well is dependent upon its depth and location.

      We cannot assure you that our insurance will be adequate to cover losses or liabilities. No assurance can be given that we will be able to maintain insurance in the future at rates we consider reasonable. The occurrence of a significant event, not fully insured or indemnified against, could have a material adverse effect on our financial condition and operations.

Terrorist attacks aimed at our facilities could adversely affect our business.

      The U.S. government has issued warnings that U.S. energy assets may be the future targets of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack at our facilities, or those of our purchasers, could have a material adverse affect on our financial condition and operations.

A majority of our production, revenue and cash flow from operating activities are derived from assets that are concentrated in a geographic area.

      Approximately 91% of our estimated proved reserves at December 31, 2003 and 92% of total production volumes during the first nine months of 2004 were associated with our Gulf Coast Basin properties (including the Gulf of Mexico and onshore Louisiana). Accordingly, if the level of production from these properties substantially declines, it could have a material adverse effect on our overall production level and our revenue.

Competition within our industry may adversely affect our operations.

      Competition in the Gulf Coast Basin and the Rocky Mountains is intense, particularly with respect to the acquisition of producing properties and undeveloped acreage. We compete with major oil and gas companies and other independent producers of varying sizes, all of which are engaged in the acquisition of properties and the exploration and development of such properties. Many of our competitors have financial resources and exploration and development budgets that are substantially greater than ours, which may adversely affect our ability to compete.

Our oil and gas operations are subject to various U.S. federal, state and local governmental regulations that materially affect our operations.

      Our oil and gas operations are subject to various U.S. federal, state and local laws and regulations. These laws and regulations may be changed in response to economic or political conditions. Regulated matters include: permits for exploration, development and production operations; limitations on our drilling activities in environmentally sensitive areas, such as wetlands, wildlife restrictions and restrictions on the way we can release materials in the environment; bonds or other financial responsibility requirements to cover drilling contingencies and well plugging and abandonment costs, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on oil and gas production. In order to conserve supplies of oil and gas, these agencies have restricted the rates of flow of oil and gas wells below actual production capacity. In addition, the federal Oil Pollution Act, as amended (“OPA”), requires operators of offshore facilities such as us to prove that they have the financial capability to respond to costs that may be incurred in connection with potential oil spills. Under OPA and other federal and state environmental statutes, including the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, as amended (“RCRA”), owners and operators of certain defined onshore and offshore facilities are strictly liable for spills of oil and other regulated substances, subject to certain limitations. Consequently, a substantial spill from one of our facilities subject to laws such as OPA, CERCLA and RCRA could require the expenditure of additional, and potentially significant, amounts of capital, or could have a material adverse effect on our earnings, results of operations, competitive position or financial condition. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and gas, by-products from oil and gas and other substances, and materials produced or used in connection with oil and gas operations. We cannot predict the ultimate cost of compliance with these requirements or their impact on our earnings, operations or competitive position.

The loss of key personnel could adversely affect our ability to operate.

      Our operations are dependent upon a relatively small group of key management and technical personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. We do not have employment contracts with any of these individuals. The unexpected loss of the services of one or more of these individuals could have an adverse effect on us.

Hedging transactions may limit our potential gains.

      In order to manage our exposure to price risks in the marketing of our oil and gas, we periodically enter into oil and gas price hedging arrangements with respect to a portion of our expected production. Our hedging policy provides that, without prior approval of our board of directors, generally not more than 50% of our estimated production quantities may be hedged. These arrangements may include futures contracts on the New York Mercantile Exchange. While intended to reduce the effects of volatile oil and gas prices, such transactions, depending on the hedging instrument used, may limit our potential gains if oil and gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement;

•	the counterparties to our futures contracts fail to perform the contracts; or

•	a sudden, unexpected event materially impacts oil or gas prices.

Ownership of working interests, net profit interests and overriding royalty interests in certain of our properties by certain of our officers and directors may create conflicts of interest.

      James H. Stone, a director of Stone, owns up to 7.5% of the working interest in certain wells drilled on Section 19 on the east flank of the Weeks Island Field. This interest was acquired at the same time that our predecessor company acquired its interests in Weeks Island Field. In his capacity as working interest owner, he is required to pay his share of all costs and is entitled to receive his share of revenue.

      D. Peter Canty, a director and our former President and Chief Executive Officer, and James H. Prince, our Executive Vice President and Chief Financial Officer, were granted net profit interests in some of our oil and gas properties acquired prior to our initial public offering in 1993. In addition, Michael E. Madden, our Vice President — Exploration and Production Technology, was granted an overriding royalty interest in some of our properties by an independent third party. At the time he was granted this interest, Mr. Madden was serving Stone as an independent engineering consultant. The recipients of net profit and overriding royalty interests are not required to pay capital costs incurred on the properties burdened by such interests.

      As a result of these transactions, a conflict of interest may exist between us and such directors and officers with respect to the drilling of additional wells or other development operations.

FORWARD-LOOKING STATEMENTS

      The information in this prospectus and in the documents incorporated by reference includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated herein by reference.

      Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	any expected results or benefits associated with our acquisitions;

•	estimates of our future oil and gas production, including estimates of any increases in oil and gas production;

•	planned capital expenditures and the availability of capital resources to fund capital expenditures;

•	our outlook on oil and gas prices;

•	estimates of our oil and gas reserves;

•	any estimates of future earnings growth;

•	the impact of political and regulatory developments;

•	our outlook on the resolution of pending litigation;

•	our future financial condition or results of operations and our future revenue and expenses; and

•	our business strategy and other plans and objectives for future operations.

      We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of oil and gas. These risks include, but are not limited to, commodity price volatility, third party interruption of sales to market, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures and the other risks described in this prospectus and in the documents incorporated herein by reference.

      Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of that data by geological engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, these revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and gas that are ultimately recovered.

      Should one or more of the risks or uncertainties described above or elsewhere in this prospectus or in the documents incorporated by reference occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages.

      All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

EXCHANGE OFFER

General

      We are offering to exchange up to $200 million in the aggregate principal amount of new notes for the same aggregate principal amount of outstanding notes. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

Purpose and Effect of the Exchange Offer

      In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. The following description of the registration rights agreement is a summary only. It is not complete and does not describe all of the provisions of the registration rights agreement. For more information, you should review the provisions of the registration rights agreement that we filed with the Securities and Exchange Commission and incorporated by reference into the registration statement of which this prospectus is a part.

      Under the registration rights agreement, we agreed that, promptly after the effectiveness of the registration statement of which this prospectus is a part, we would offer to the holders of outstanding notes who are not prohibited by any law or policy of the Securities and Exchange Commission from participating in the exchange offer, the opportunity to exchange their outstanding notes for a new series of notes, which we refer to as the new notes, that are identical in all material respects to the outstanding notes, except that these new notes will not contain transfer restrictions and will be registered under the Securities Act of 1933 and they will not contain provisions regarding the payment of additional interest or be subject to further registration rights. We agreed to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes.

      If:

•	we are not permitted to effect the exchange offer as contemplated in this prospectus because of any change in law or applicable interpretations of the law by the staff of the Securities and Exchange Commission;

•	for any other reason the exchange offer is not consummated within 210 days after the date of issuance of the outstanding notes;

•	any initial purchaser so requests with respect to outstanding notes held by the initial purchaser that are not eligible to be exchanged for new notes in the exchange offer;

•	any applicable law or interpretations do not permit any holder of outstanding notes to participate in the exchange offer; or

•	any holder of outstanding notes that participates in the exchange offer does not receive freely transferable new notes in exchange for tendered outstanding notes,

then we agreed to file as promptly as practicable, with the Securities and Exchange Commission, which is referred to as the shelf filing date, a shelf registration statement to cover resales of the notes by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement. We agreed to use commercially reasonable efforts to have the shelf registration statement declared effective by the Securities and Exchange Commission by the 180th day after the date of issuance of the outstanding notes. We agreed to use commercially reasonable efforts to keep the shelf registration statement effective for a period ending two years after the date of issuance of the outstanding notes or, if earlier, the date when all of the notes covered by the shelf registration statement have been sold pursuant thereto or cease to by outstanding or otherwise to be registrable securities under the registration rights agreement.

      If any of the following events occur, each of which is referred to as a registration default:

•	the exchange offer is not consummated on or before 210 days after the date of issuance of the outstanding notes;

•	the shelf registration statement, if applicable, is not declared effective on or prior to 180 days after the date of issuance of the outstanding notes; or

•	the shelf registration statement, if applicable, is filed and declared effective but thereafter becomes unusable for more than 30 consecutive days,

then we will be obligated to pay additional interest on the outstanding notes, during the period of one or more registration defaults, in an amount equal to 0.25% per annum, which rate will increase by 0.25% per annum for each 90-day period that additional interest continues to accrue because of a registration default, with an aggregate maximum increase in the interest rate equal to 1.0% per annum. All accrued additional interest will be payable to holders in the same manner as interest payments on the outstanding notes on semi-annual payment dates that correspond to interest payment dates for the outstanding notes. Additional interest only accrues during a registration default.

      The registration rights agreement also provides that we are obligated to:

•	make available a prospectus meeting the requirements of the Securities Act of 1933 to any broker-dealer, and other persons, if any, subject to similar prospectus delivery requirements, for use in connection with any resale of any new notes; and

•	pay all expenses incident to our performance of or compliance with the registration rights agreement, and indemnify certain holders of the outstanding notes, including any broker-dealer, against some liabilities, including liabilities under the Securities Act of 1933.

      Each holder of outstanding notes who wishes to exchange its outstanding notes for new notes in the exchange offer will be required to make representations, including representations that:

•	any new notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution, as defined by the Securities Act of 1933, of the new notes; and

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act of 1933, or a broker-dealer that acquired outstanding notes directly from us for its own account.

      If the holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of its new notes. A broker-dealer that delivers a prospectus to purchasers in connection with resales of the new notes will be subject to certain of the civil liability provisions under the Securities Act of 1933 and will be bound by the provisions of the registration rights agreement that are applicable to it, including indemnification obligations.

      Holders of the outstanding notes will also be required to deliver information to be used in connection with any shelf registration statement to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth in the preceding paragraphs. A holder who sells outstanding notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with these sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

Resale of the New Notes

      Based on no-action letters of the Securities and Exchange Commission staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act of 1933;

•	such new notes are acquired in the ordinary course of your business; and

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes.

      The Securities and Exchange Commission, however, has not considered the exchange offer for the new notes in the context of a no-action letter, and the Securities and Exchange Commission may not make a similar determination as in the no action letters issued to these third parties.

      If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you

•	cannot rely on such interpretations by the Securities and Exchange Commission staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

      Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should ensure that such distribution is covered by an effective registration statement under the Securities Act of 1933. The registration statement should contain the selling security holder’s information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933. This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the Outstanding Notes as a result of market-making activities. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

      Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for new notes and only in integral multiples of $1,000.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      As of the date of this prospectus, $200,000,000 in aggregate principal amount of the outstanding notes are outstanding. This prospectus is being sent to The Depositary Trust Company, or DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of

1934 and the rules and regulations of the Securities and Exchange Commission. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

      We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

      We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

      We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or if any action or proceeding has been instituted or threatened regarding the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act of 1933.

      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

      These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

      In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

      If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent, whose address and phone number are set forth in “Summary — The Exchange Offer — Exchange Agent.”

How to Tender Generally

      Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

•	mail or deliver such letter of transmittal or facsimile to the exchange agent in sufficient time for receipt by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date; or

•	comply with the automated tender offer program procedures of DTC described below.

      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal;

•	the exchange agent must receive, prior to 5:00 p.m., New York City time, on the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to 5:00 p.m., New York City time, on the expiration date.

      The tender by a holder that is not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender if You Are a Beneficial Owner

      If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

      The transfer of registered ownership, if permitted under the indenture for the notes, may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

      You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When You Need Endorsements or Bond Powers

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The endorsement or bond power, as applicable, must be signed by the registered holder as the registered holder’s name appears on the outstanding notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the endorsement or bond power, as applicable.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program (“ATOP”) to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

Determinations Under the Exchange Offer

      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

      In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

      If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

      By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are not “affiliate,” as defined in Rule 405 under the Securities Act of 1933;

•	any new notes that you receive will be acquired in the ordinary course of your business; and

•	you are not engaged in and do not intend to engage in and you have no arrangement or understanding with any person to participate in a distribution of the new notes.

Book-Entry Transfer

      The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s ATOP may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s ATOP prior to the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered,

•	stating that the tender is being made thereby,

•	guaranteeing that, within three (3) New York Stock Exchange, or NYSE, trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) NYSE trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

      Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “— Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Securities and Exchange Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of Failure to Exchange

      If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act of 1933, or if the offer or sale is exempt from the registration requirements under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act of 1933.

Accounting Treatment

      We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

BUSINESS

      We are an independent oil and gas company engaged in the acquisition, exploration, development, production and operation of oil and gas properties. Currently, our property base consists of 69 active properties, 58 in the Gulf Coast Basin and 11 in the Rocky Mountains, and 54 primary term leases in the Gulf of Mexico.

      Our principal executive offices are located at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, and our telephone number is (337) 237-0410.

      Additional information concerning us is included in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Information We Incorporate By Reference.”

DESCRIPTION OF THE NOTES

      We will issue the new notes under an indenture (the “Indenture”) between us and JPMorgan Chase Bank, National Association, as trustee (the “Trustee”). This is the same Indenture pursuant to which we issued the outstanding notes. The terms of the new notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “1939 Act”). The following description is a summary of certain provisions of the Indenture. It does not restate the Indenture in its entirety and is qualified by reference to the 1939 Act, the new notes and the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the new notes. The Indenture is filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

      You will find definitions of certain capitalized terms used in this description below under the heading “Certain Definitions.” Capitalized terms used in this description and not otherwise defined below have the meanings assigned to them in the Indenture. For purposes of this “Description of the Notes,” references to the “Company”, “we”, “us” and “our” refer only to Stone Energy Corporation and not to its subsidiaries.

      If the exchange offer contemplated by this prospectus is consummated, holders of outstanding notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such outstanding notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the new notes then outstanding.

General

      The new notes:

•	will be our unsecured senior subordinated obligations;

•	will mature on December 15, 2014;

•	will be issued in this exchange offer in an aggregate principal amount of up to $200 million;

•	may be issued subsequent to this offering, as part of the same or an additional series, in an unlimited principal amount, subject to compliance with the provisions of the Indenture described below under “— Limitation on Indebtedness”;

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see “— Book-Entry Delivery and Form”);

•	will rank junior in right of payment to all of our existing and future Senior Indebtedness;

•	will rank pari passu in right of payment with all of our existing and future Pari Passu Indebtedness; and

•	will rank senior in right of payment to all of our Subordinated Indebtedness.

      Interest on the new notes:

•	will accrue at the rate of 6¾% per annum from the last interest payment date on which interest was paid on the outstanding notes tendered in exchange therefore or, if no interest has been paid on the outstanding notes, from the date of the original issue of the outstanding notes, and from the most recent interest payment date to which interest has been paid for each interest payment date thereafter;

•	will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2005, to the Person in whose name the new note (or any predecessor new note) is registered at the close of business on the immediately preceding June 1 or December 1, as the case may be; and

•	will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Principal of, premium, if any, on and interest on the new notes will be payable, and the new notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be an office of the Trustee) or such other office or agency permitted under the Indenture. At the option of the Company, payment of interest may be made by check mailed to the Person entitled thereto as shown on the Security Register. The new notes will be issued in denominations of $1,000 and integral multiples thereof.

      Under the circumstances described below, our obligations under the new notes may in the future be unconditionally guaranteed on an unsecured senior subordinated basis by our Restricted Subsidiaries. See “— Future Subsidiary Guarantees.”

Subordination

      The notes are unsecured senior subordinated obligations of the Company. The payment of the principal of, premium, if any, on and interest on the notes will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Company, pari passu with all existing and future Pari Passu Indebtedness of the Company (including the Company’s 8 1/4% Senior Subordinated Notes due 2011, of which $200 million principal amount is outstanding on the date hereof) and senior to all Subordinated Indebtedness of the Company. The Subsidiary Guaranty of any Subsidiary Guarantor will rank subordinate in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor, pari passu with all existing and future Pari Passu Indebtedness of such Subsidiary Guarantor and senior to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor.

      Borrowings under our Bank Credit Facility constitute Senior Indebtedness. As of December 31, 2004, the Company had $82.0 million of Senior Indebtedness, $200 million of Pari Passu Indebtedness and no Subordinated Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, the amounts of such Indebtedness could be substantial and such Indebtedness may be Senior Indebtedness or Pari Passu Indebtedness. In addition, any Subsidiary Guarantees could be effectively subordinated to all the obligations of any Subsidiary Guarantors under certain circumstances. The notes and any Subsidiary Guarantees will also be effectively subordinated to any secured debt of the Company and the Subsidiary Guarantors as to the assets which secure such debt. See “— Certain Covenants — Limitation on

Indebtedness,” “Risk Factors — Risks Relating to the Notes — The notes are subordinated to our senior debt and are structurally subordinated to our subsidiaries’ obligations”, and “— Any future subsidiary guarantees of the notes may be subordinated or avoided by a court”.

      The Company may not pay principal of, premium, if any, on or interest on, the notes or make any deposit pursuant to the provisions of the Indenture described under “— Defeasance and Covenant Defeasance” and may not repurchase, redeem or otherwise retire any notes (collectively, “pay the notes”) if (i) any principal, premium, interest or other amounts due in respect of any Senior Indebtedness of the Company is not paid within any applicable grace period (including at maturity) or (ii) any other default on Senior Indebtedness of the Company occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full; provided, however, that the Company may pay the notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness. During the continuance of any default (other than a default described in clause (i) or clause (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration), the Company may not pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a “Payment Blockage Notice”) and ending 179 days after receipt of such notice by the Company and the Trustee unless earlier terminated (a) by written notice to the Company and the Trustee from the Representative which gave such Payment Blockage Notice, (b) because such default is no longer continuing or (c) because such Designated Senior Indebtedness has been repaid in full. Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the notes after the end of such Payment Blockage Period. No more than one Payment Blockage Notice may be given in any consecutive 360-day period regardless of the number of defaults with respect to one or more issues of Senior Indebtedness. No default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the end of such initial Payment Blockage Period.

      Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership, or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full before the Holders of the notes are entitled to receive any payment of principal of, or premium, if any, or interest on, the notes. In addition, until the Senior Indebtedness of the Company is paid in full, any distribution made by or on behalf of the Company to which Holders of notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness of the Company, except that Holders of notes may receive and retain shares of stock and any debt securities that are subordinated to all Senior Indebtedness of the Company to at least the same extent as the notes.

      The Subsidiary Guaranty of any Subsidiary Guarantor will be subordinated to Senior Indebtedness of such Subsidiary Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Indebtedness of the Company.

      The Indenture provides that the subordination provisions of the Indenture applicable to the notes and any Subsidiary Guarantees may not be amended, waived or modified in a manner that would adversely affect the rights of the holders of any Designated Senior Indebtedness unless the holders of such

Indebtedness consent in writing (in accordance with the provisions of such Indebtedness) to such amendment, waiver or modification.

Future Subsidiary Guarantees

      Under the circumstances described below under “— Certain Covenants — Future Subsidiary Guarantors,” the Company’s payment obligations under the notes would in the future be jointly and severally guaranteed by one or more Subsidiary Guarantors. The Subsidiary Guaranty of any Subsidiary Guarantor will be an unsecured senior subordinated obligation of such Subsidiary Guarantor. See “— Subordination.”

      Certain mergers, consolidations, dispositions of Property or other events may result in the addition of additional Subsidiary Guarantors or the release of Subsidiary Guarantors. See “— Certain Covenants — Future Subsidiary Guarantors” and “— Merger, Consolidation and Sale of Substantially All Assets.” In addition, any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released from and relieved of its obligations under its Subsidiary Guaranty upon execution and delivery of a supplemental indenture satisfactory to the Trustee.

      Each of the Company and any Subsidiary Guarantors will agree to contribute to any other Subsidiary Guarantor which makes payments pursuant to its Subsidiary Guaranty an amount equal to the Company’s or such Subsidiary Guarantor’s proportionate share of such payment, based on the net worth of the Company or such Subsidiary Guarantor relative to the aggregate net worth of the Company and the Subsidiary Guarantors.

Optional Redemption

      The notes are subject to redemption at any time before December 15, 2009, at the option of the Company, in whole but not in part, on not less than 30 nor more than 60 days’ prior notice, at a cash redemption price equal to the Make-Whole Amount, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      The notes are subject to redemption at any time on or after December 15, 2009, at the option of the Company, in whole or in part (equal to $1,000 in principal amount or an integral multiple thereof), on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years indicated below:

Redemption
Year	Price

2009	103.375%
2010	102.250%
2011	101.125%
2012 and thereafter	100.000%

      Notwithstanding the foregoing, prior to December 15, 2007, the Company may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes issued under the Indenture at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net proceeds of one or more Equity Offerings of the Company, provided that at least 65% of the aggregate principal amount of the notes issued under the Indenture remains outstanding after the occurrence of such redemption and provided, further, that such redemption shall occur not later than 90 days after the date of the closing of any such Equity Offering. The redemption shall be made in accordance with procedures set forth in the Indenture.

      If less than all the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

Sinking Fund

      There is no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders Upon a Change of Control

      Upon the occurrence of a Change of Control, each Holder of notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”).

      Within 30 days following any Change of Control or, at the Company’s option, prior to such Change of Control but after the public announcement thereof, the Company shall mail a notice to each Holder stating, among other things:

(i) that a Change of Control has occurred or is expected to occur, as applicable, and a Change of Control Offer is being made pursuant to the Indenture and that all notes (or portions thereof) properly tendered will be accepted for payment;

(ii) the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no fewer than 30 days nor more than 60 days from the date the Company mails such notice and which may not be prior to the Change of Control (the “Change of Control Payment Date”);

(iii) that any notes (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(iv) that any notes (or portions thereof) not properly tendered will continue to accrue interest;

(v) a description of the transaction or transactions constituting the Change of Control;

(vi) the procedures that Holders of notes must follow in order to tender their notes (or portions thereof) for payment and the procedures that Holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment; and

(vii) all other instructions and materials necessary to enable Holders to tender notes pursuant to the Change of Control Offer.

      The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

      If a Change of Control were to occur, there can be no assurance that the Company and any Subsidiary Guarantors would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for all notes tendered by the Holders thereof. In addition, as of the Issue Date, the existing Bank Credit Facility will, and any future Bank Credit Facilities or other agreements relating to indebtedness (including Senior Indebtedness or Pari Passu Indebtedness) to which the Company or any Subsidiary Guarantor becomes a party may, contain restrictions on the purchase of notes. The Company’s existing 8 1/4% Senior Subordinated Notes due 2011 have a similar repurchase requirement upon a Change of Control. If a Change of Control occurs at a time when the Company and any Subsidiary Guarantors are unable to purchase the notes (due to insufficient financial resources, contractual prohibition or otherwise), such failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the existing Bank Credit Facility and may constitute a default under the terms of any other Indebtedness of the Company or any Subsidiary Guarantors then outstanding. In such circumstances, the subordination provisions in the Indenture would likely prohibit payments to Holders of notes. The provisions under the Indenture related to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the Holders of a majority in principal amount of the notes. See “— Subordination.”

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

      A “Change of Control” shall be deemed to occur if:

(i) any “person” or “group” (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50 percent of the total voting power of all classes of the Voting Stock of the Company or currently exercisable warrants or options to acquire such Voting Stock,

(ii) the sale, lease, conveyance or transfer of all or substantially all the assets of the Company and the Restricted Subsidiaries taken as a whole (other than to any Wholly Owned Subsidiary) shall have occurred,

(iii) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company,

(iv) the Company consolidates with or merges into another Person (other than one or more Permitted Holders) or any Person (other than one or more Permitted Holders) consolidates with or merges into the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and (b) either (x) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction or (y) within 25 days after the closing of any such transaction both Moody’s and S&P shall have expressly affirmed credit ratings for the notes (after giving effect to such transaction) that are as high or higher than the highest such ratings for the notes given by such services, respectively, at any time during the 90 days immediately prior to the public announcement of such transaction and such expressly affirmed ratings are at least “Ba3” from Moody’s and “BB” from S&P; or

(v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office.

      “Permitted Holders” means the executive officers and directors of the Company as of December 15, 2004 and their respective estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing “beneficially owns” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least 66 2/3% of the total voting power of all classes of Voting Stock of such Person (exclusive of any matters as to which class voting rights exist).

      The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or transfer of “all or substantially all” the Company’s assets. The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of “substantially all” the assets of a corporation. Accordingly, if the Company and the Restricted Subsidiaries were to engage in a transaction in which they disposed of less than all the assets of the Company and the Restricted Subsidiaries taken as a whole, a question of interpretation could arise as to whether such disposition was of “substantially all” their assets and whether the Company was required to make a Change of Control Offer.

      Except as described above with respect to a Change of Control, the Indenture does not contain any other provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

Book-Entry Delivery and Form

      The new notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes” ). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”

      Initially, the Trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Exchange of Book-Entry Notes for Certificated Notes

      A beneficial interest in a Global Note may not be exchanged for a note in certificated form unless:

(i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company thereupon fails to appoint a successor depositary within 90 days;

(ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the notes in certificated form; or

(iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the notes.

In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in such Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures. Any certificated note issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the Registrar of the notes to reflect a decrease in the principal amount of the relevant Global Note.

Certain Book-Entry Procedures for Global Notes

      The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC settlement system and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the outstanding notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the Company that, pursuant to procedures established by it:

(i) upon deposit of the Global Notes, DTC will credit the accounts of Participants exchanging outstanding notes with portions of the principal amount of the Global Notes; and

(ii) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described herein, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company nor the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. None of the Company or the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes; and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company or the Trustee or any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same Date Settlement and Payment

      The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Covenants

Limitation on Indebtedness

      The Indenture provides that the Company will not, and it will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness unless, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, no Default or Event of Default would occur as a consequence of, or be continuing following, such Incurrence and application and either (a) after giving pro forma effect to such Incurrence and application, the Consolidated Interest Coverage Ratio would exceed 2.5 to 1.0 or (b) such Indebtedness is Permitted Indebtedness.

      “Permitted Indebtedness” means any and all of the following:

(i) Indebtedness arising under the Indenture with respect to the notes and any Subsidiary Guarantees relating thereto;

(ii) Indebtedness under the Bank Credit Facilities, provided that the aggregate principal amount of all Indebtedness under the Bank Credit Facilities, together with all Indebtedness Incurred pursuant to clause (xi) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (ii), at any one time outstanding does not exceed the greater of (a) $500.0 million, which amount shall be permanently reduced by the amount of Net Available Cash from Asset Sales used to permanently repay Indebtedness under the Bank Credit Facilities and not subsequently reinvested in Additional Assets or used to permanently reduce other Indebtedness to the extent permitted pursuant to the provisions of the Indenture described under “— Limitation on Asset Sales”, and (b) an amount equal to the sum of (1) $400.0 million and (2) 15% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness;

(iii) Indebtedness to the Company or any Restricted Subsidiary by any of its Restricted Subsidiaries or Indebtedness of the Company to any of its Restricted Subsidiaries (but only so long as such Indebtedness is held by the Company or a Restricted Subsidiary);

(iv) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, and Indebtedness in respect of bid, performance, reimbursement or surety obligations issued by or for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit functioning as or supporting such bid, performance, reimbursement or surety obligations (in each case other than for an obligation for money borrowed);

(v) Indebtedness under Permitted Hedging Agreements;

(vi) in-kind obligations relating to oil or gas balancing positions arising in the ordinary course of business;

(vii) Indebtedness outstanding on the Issue Date not otherwise permitted in clauses (i) through (vi) above;

(viii) Non-recourse Purchase Money Indebtedness;

(ix) Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to defease the notes as described below under “— Defeasance and Covenant Defeasance”, or to redeem, satisfy or discharge the notes as described below under “— Satisfaction and Discharge”;

(x) Indebtedness not otherwise permitted to be Incurred pursuant to this paragraph (excluding any Indebtedness Incurred pursuant to clause (a) of the immediately preceding paragraph), provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (x), together with all Indebtedness Incurred pursuant to clause (xi) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (x), at any one time outstanding does not exceed $100.0 million; provided that up to $25 million of such amount may be borrowed by Foreign Subsidiaries;

(xi) Indebtedness Incurred in exchange for, or the proceeds of which are used to refinance, (a) Indebtedness referred to in clauses (i), (vii) and (x) of this paragraph (including Indebtedness previously Incurred pursuant to this clause (xi)) and (b) Indebtedness Incurred pursuant to clause (a) of the immediately preceding paragraph, provided that, in the case of each of the foregoing clauses (a) and (b), such Indebtedness is Permitted Refinancing Indebtedness; and

(xii) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of Property.

      For purposes of determining compliance with the foregoing covenant:

•	in the event that an item of Indebtedness (including Indebtedness Incurred by the Company to banks or other lenders) could be Incurred pursuant to more than one of the above provisions, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in (and to have Incurred such Indebtedness pursuant to) one of the above clauses; and

•	an item of Indebtedness (including Indebtedness Incurred by the Company to banks or other lenders) may for this purpose be divided into more than one of the types of Indebtedness described above.

      Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Company as accrued.

      Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that (1) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the date of the indenture will be calculated based on the relevant currency exchange rate in effect on the date of the indenture, and (2) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Liens

      The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, Incur, assume or suffer to exist any Lien on or with respect to any Property of the Company or such Restricted Subsidiary, whether owned on the Issue Date or acquired after the Issue Date, or any interest therein or any income or profits therefrom, unless the notes or any Subsidiary Guaranty of such Restricted Subsidiary, as applicable, are secured equally and ratably with (or prior to) any and all other obligations secured by such Lien, except that the Company and its Restricted Subsidiaries may enter into, create, Incur, assume or suffer to exist Liens securing Senior Indebtedness and Permitted Liens.

Limitation on Restricted Payments

      (A) The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted Payment, (i) any Default or Event of Default would have occurred and be continuing, (ii) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph under “— Limitation on Indebtedness” or (iii) the aggregate amount expended or declared for all Restricted Payments from the Issue Date would exceed the sum (without duplication) of the following:

(a) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis commencing on September 30, 2001, and ending on the last day of the fiscal quarter ending on or immediately preceding the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss), plus

(b) the aggregate net cash proceeds, or the Fair Market Value of Property other than cash, received by the Company on or after September 30, 2001 from the issuance or sale (other than to a Subsidiary of the Company) of Capital Stock of the Company or any options, warrants or rights to purchase Capital Stock of the Company, plus

(c) the aggregate net cash proceeds, or the Fair Market Value of Property other than cash, received by the Company as capital contributions to the Company (other than from a Subsidiary of the Company) on or after September 30, 2001, plus

(d) the aggregate net cash proceeds received by the Company from the issuance or sale (other than to any Subsidiary of the Company) on or after September 30, 2001 of convertible Indebtedness that has been converted into or exchanged for Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange or received by the Company from any conversion or exchange of convertible Senior Indebtedness or convertible Pari Passu Indebtedness issued or sold (other than to any Subsidiary of the Company) prior to the Issue Date, plus

(e) to the extent not otherwise included in the Company’s Consolidated Net Income, an amount equal to the net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to the Issue Date in any Person resulting from (1) payments of interest on debt, dividends, repayments of loans or advances or other transfers or distributions of Property, in each case to the Company or any Restricted Subsidiary from any Person other than the Company or a Restricted Subsidiary, and in an amount not to exceed the book value of such Investments previously made in such Person that were treated as Restricted Payments, or (2) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, and in an amount not to exceed the lesser of (x) the book value of all Investments previously made in such Unrestricted Subsidiary that were treated as Restricted Payments and (y) the Fair Market Value of such Unrestricted Subsidiary.

      (B) The limitations set forth in paragraph (a) above will not prevent the Company or any Restricted Subsidiary from making the following Restricted Payments so long as, at the time thereof, no Default or Event of Default shall have occurred and be continuing (except in the case of clause (i) below under which the payment of a dividend is permitted):

(i) the payment of any dividend on Capital Stock or Redeemable Stock of the Company or any Restricted Subsidiary within 60 days after the declaration thereof, if at such declaration date such dividend could have been paid in compliance with paragraph (a) above;

(ii) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries held by any current or former officers, directors or employees of the Company or any of its Subsidiaries pursuant to the terms of agreements (including employment agreements) or plans approved by the Company’s Board of Directors, including any such repurchase, redemption, acquisition or retirement of shares of such Capital Stock that is deemed to occur upon the exercise of stock options or similar rights if such shares represent all or a portion of the exercise price or are surrendered in connection with satisfying Federal income tax obligations; provided, however, that the aggregate amount of such repurchases, redemptions, acquisitions and retirements shall not exceed the sum of (a) $4.0 million in any twelve-month period and (b) the aggregate net proceeds, if any, received by the Company during such 12-month period from any issuance of such Capital Stock pursuant to such agreements or plans;

(iii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock or Redeemable Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, an issuance and sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries, for the benefit of their employees) of Capital Stock of the Company, within 90 days of such purchase, redemption or other acquisition or retirement;

(iv) the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, of any Subordinated Indebtedness (other than Redeemable Stock) in exchange for, or out of the aggregate net cash proceeds of, an issuance and sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries, for the benefit of their employees) of Capital Stock of the Company, within 90 days of such principal payment, repurchase, redemption, legal defeasance or acquisition or retirement;

(v) the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of an Incurrence (other than a sale to a Subsidiary of the Company) of Subordinated Indebtedness, within 90 days of such principal payment, repurchase, redemption, legal defeasance or other acquisition or retirement, so long as such new Indebtedness is Permitted Refinancing Indebtedness and (A) has an Average Life that is longer than the Average Life of the notes and (B) has a Stated Maturity for its final scheduled principal payment that is more than one year after the Stated Maturity of the final scheduled principal payment of the notes;

(vi) loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors (or a duly authorized officer), the net cash proceeds of which are used solely (A) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or (B) to refinance loans, together with accrued interest thereon, made pursuant to item (A) of this clause (vi);

(vii) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of subordinated Indebtedness with any Excess Proceeds that remain after consummation of a Prepayment Offer;

(viii) the redemption, repurchase, acquisition or retirement of equity interests in any Restricted Subsidiary; and

(ix) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Issue Date.

      The actions described in clauses (i), (ii) and (ix) of this paragraph (b) shall be included in the calculation of the amount of Restricted Payments. The actions described in clauses (iii), (iv), (v), (vi),

(vii) and (viii) of this paragraph (b) shall be excluded in the calculation of the amount of Restricted Payments, provided that the net cash proceeds from any issuance or sale of Capital Stock of the Company pursuant to such clause (iii), (iv) or (vi) shall be excluded from any calculations pursuant to clause (B) or (C) under the immediately preceding paragraph (a).

      (C) In computing Consolidated Net Income of the Company under paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income of the Company for any period.

      (D) For purposes of determining compliance with the foregoing covenant:

•	in the event that a Restricted Payment meets the criteria of more than one of the above provisions, the Company, in its sole discretion, may classify or reclassify such Restricted Payment (including as a Permitted Investment) and only be required to include the amount and type of such Restricted Payment in (and to have made such Restricted Payment pursuant to) one of the above clauses; and

•	a Restricted Payment may for this purpose be divided into more than one of the types of Restricted Payments described above.

Limitation on Asset Sales

      The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale and (ii) all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, cash equivalents, Liquid Securities, Exchanged Properties (including pursuant to asset swaps) or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or liabilities of any Restricted Subsidiary that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Subsidiary Guaranty), in each case as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable for such liabilities (“Permitted Consideration”); provided, however, that the Company and its Restricted Subsidiaries shall be permitted to receive Property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such Property other than Permitted Consideration received from Asset Sales and held by the Company or any Restricted Subsidiary at any one time outstanding shall not exceed 10.0% of Adjusted Consolidated Net Tangible Assets.

      The Net Available Cash from Asset Sales by the Company or a Restricted Subsidiary may be applied by the Company, such Restricted Subsidiary or another Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of the Company or a Subsidiary Guarantor), to (i) prepay, repay or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case excluding Indebtedness owed to the Company or an Affiliate of the Company), (ii) reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) or (iii) purchase notes or purchase both notes and one or more series or issues of other Pari Passu Indebtedness on a pro rata basis (excluding notes and Pari Passu Indebtedness owned by the Company or an Affiliate of the Company). Pending any reinvestment pursuant to clause (ii) above, the

Company may temporarily prepay, repay or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor.

      Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to make an offer to purchase notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds (the “Prepayment Offer”) at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest, if any, to the Purchase Date (as defined) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture, but, if the terms of any Pari Passu Indebtedness require that a Pari Passu Offer be made contemporaneously with the Prepayment Offer, then the Excess Proceeds shall be prorated between the Prepayment Offer and such Pari Passu Offer in accordance with the aggregate outstanding principal amounts of the notes and such Pari Passu Indebtedness, and the aggregate principal amount of notes for which the Prepayment Offer is made shall be reduced accordingly. If the aggregate principal amount of notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the notes tendered and the Trustee will select the notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of notes have been given the opportunity to tender their notes for purchase as described in the following paragraph in accordance with the Indenture, the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

      Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make an offer to purchase the notes pursuant to the preceding paragraph, send a written Prepayment Offer notice, by first-class mail, to the Holders of the notes (the “Prepayment Offer Notice”), accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such Holders of the notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things, (i) that the Company is offering to purchase notes pursuant to the provisions of the Indenture, (ii) that any note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Purchase Date, (iii) that any notes (or portions thereof) not properly tendered will continue to accrue interest, (iv) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the “Purchase Date”), (v) the aggregate principal amount of notes to be purchased, (vi) a description of the procedures which Holders of notes must follow in order to tender their notes and the procedures that Holders of notes must follow in order to withdraw an election to tender their notes for payment and (vii) all other instructions and materials necessary to enable Holders to tender notes pursuant to the Prepayment Offer.

      The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Incurrence of Layered Indebtedness

      The Indenture provides that (i) the Company will not Incur any Indebtedness which is subordinated or junior in right of payment to any Senior Indebtedness of the Company unless such Indebtedness constitutes Indebtedness which is junior to, or pari passu with, the notes in right of payment and (ii) no Subsidiary Guarantor will Incur any Indebtedness that is subordinated or junior in right of payment to any Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness constitutes Indebtedness which is junior to, or pari passu with, such Subsidiary Guarantor’s Subsidiary Guaranty in right of payment. For purposes of the Indenture, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Transactions with Affiliates

      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including the sale, transfer, disposition, purchase, exchange or lease of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary), unless (i) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company or such Restricted Subsidiary, and (ii) with respect to a transaction or series of transactions involving aggregate payments by or to the Company or such Restricted Subsidiary having a Fair Market Value equal to or in excess of (a) $5.0 million but less than $10.0 million, an officer of the Company certifies that such transaction or series of transactions complies with clause (i) of this paragraph, as evidenced by an Officer’s Certificate delivered to the Trustee or (b) $10.0 million, the Board of Directors of the Company (including a majority of the disinterested members of such Board of Directors) approves such transaction or series of transactions and certifies that such transaction or series of transactions complies with clause (i) of this paragraph, as evidenced by a certified resolution delivered to the Trustee.

      The limitations of the preceding paragraph do not apply to:

(i) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any of its Restricted Subsidiaries,

(ii) indemnities of officers and directors of the Company or any Subsidiary consistent with such Person’s charter, bylaws and applicable statutory provisions,

(iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company,

(iv) loans made (a) to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors (or by a duly authorized officer) of the Company, the proceeds of which are used solely to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or (b) to refinance loans, together with accrued interest thereon, made pursuant to this clause (iv),

(v) advances and loans to officers, directors and employees of the Company or any Subsidiary, provided such loans and advances (excluding loans or advances made pursuant to the preceding clause (iv)) do not exceed $5.0 million at any one time outstanding,

(vi) any Restricted Payment permitted to be paid pursuant to the provisions of the Indenture described under “— Limitations on Restricted Payments”,

(vii) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 10% of the total voting power of the Voting Stock of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary), and

(viii) any transaction or series of transactions pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries in effect on the Issue Date.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the legal right of any Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or Redeemable Stock, or pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary, (ii) make loans or advances to the Company or any other Restricted Subsidiary or (iii) transfer any of its Property to the Company or any other Restricted Subsidiary. Such limitation will not apply (a) with respect to clauses (i), (ii) and (iii), to encumbrances and restrictions (1) in the Bank Credit Facilities and other agreements and instruments, in each case as in effect on the Issue Date, (2) relating to Indebtedness of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such encumbrance or restriction was not created in anticipation of or in connection with the transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary, (3) arising or existing by reason of applicable law or any applicable rule, regulation or order including of any regulatory body, (4) relating to restrictions on cash or other deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business, (5) existing under or by reason of provisions in joint venture or similar agreements customary for such transactions and applicable only to the assets that are the subject of such agreements, or (6) which result from the renewal, refinancing, extension or amendment of an agreement that is the subject of clause (a)(1),(2),(3),(4) or (5) above or clause (b)(1) or (2) below, provided that such encumbrance or restriction is not materially less favorable to the Holders of notes than those under or pursuant to the agreement so renewed, refinanced, extended or amended, and (b) with respect to clause (iii) only, to (1) any restriction on the sale, transfer or other disposition of Property relating to Indebtedness that is permitted to be Incurred and secured under the provisions of the Indenture described under “— Limitation on Indebtedness” and “— Limitation on Liens”, (2) any encumbrance or restriction applicable to Property at the time it is acquired by the Company or a Restricted Subsidiary, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in anticipation of or in connection with such acquisition, (3) customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder and (4) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

Future Subsidiary Guarantors

      The Company shall cause each Restricted Subsidiary that (i) Incurs Indebtedness or issues Preferred Stock following the Issue Date or (ii) has Indebtedness or Preferred Stock outstanding on the date on which such Restricted Subsidiary becomes a Restricted Subsidiary, to execute and deliver to the Trustee a Subsidiary Guaranty at the time such Restricted Subsidiary Incurs such Indebtedness or becomes a Restricted Subsidiary; provided, however, that (a) such Restricted Subsidiary shall not be required to deliver a Subsidiary Guaranty if the aggregate amount of such Indebtedness or Preferred Stock, together with all other Indebtedness and Preferred Stock then outstanding (i) of such Restricted Subsidiary, is less than $10.0 million and (ii) among all Restricted Subsidiaries that are not Subsidiary Guarantors is less than $25.0 million, and (b) any Foreign Subsidiary shall not be required to deliver a Subsidiary Guarantee as a result of the incurrence of Indebtedness pursuant to the proviso in clause (x) of the definition of “Permitted Indebtedness”.

Restricted and Unrestricted Subsidiaries

      Unless defined or designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary subject to the provisions of the next paragraph. The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if (i) such Subsidiary does not at such time own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (ii) such Subsidiary does not at such time have any Indebtedness or other obligations which, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary and (iii)(a) such designation is effective immediately upon such Subsidiary becoming a Subsidiary of the Company or of a Restricted Subsidiary, (b) the Subsidiary to be so designated has total assets of $1,000 or less or (c) if such Subsidiary has assets greater than $1,000, then such redesignation as an Unrestricted Subsidiary is deemed to constitute a Restricted Payment in an amount equal to the Fair Market Value of the Company’s direct and indirect ownership interest in such Subsidiary, and such Restricted Payment would be permitted to be made at the time of such designation under “— Limitation on Restricted Payments”. Except as provided in the immediately preceding sentence, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation shall be made by the Board of Directors of the Company or a committee thereof pursuant to a certified resolution delivered to the Trustee and shall be effective as of the date specified in the applicable certified resolution, which shall not be prior to the date such certified resolution is delivered to the Trustee. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this provision, such Restricted Subsidiary shall, by delivery of a supplemental indenture in the form satisfactory to the Trustee, be released from any Subsidiary Guaranty previously made by such Subsidiary.

      The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis, (i) the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph under “— Limitation on Indebtedness” and (ii) no Default or Event of Default would occur or be continuing.

Merger, Consolidation and Sale of Substantially All Assets

      The Company shall not consolidate with or merge with or into any Person, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, unless: (i) the resulting, surviving or transferee person (the “Successor Company”) shall be a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture; (ii) in the case of a conveyance, transfer or lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, such Property shall have been so conveyed, transferred or leased as an entirety or virtually as an entirety to one Person; (iii) immediately after giving effect to such transaction (and treating, for purposes of this clause (iii) and clause (iv) below, any Indebtedness which becomes or is anticipated to become an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iv) other than with respect to the consolidation of the Company with or merger of the Company with or into, or the conveyance, transfer or lease of all or substantially all of the Property of the Company and its Restricted Subsidiaries, taken as a whole, to a Wholly Owned Subsidiary, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to clause (a) of the first paragraph under “— Limitation on Indebtedness”; and (v) the Company shall have delivered to the Trustee an Officer’s Certificate, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

      The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its Property to, any Person (other than the Company or any other Subsidiary Guarantor), unless: (a) the Successor Company (if not such Subsidiary) shall be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Subsidiary) shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, all the obligations of such Subsidiary under its Subsidiary Guaranty; (b) in the case of a conveyance, transfer or lease of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been so conveyed, transferred or leased as an entirety or virtually as an entirety to one Person; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) the Company shall have delivered to the Trustee an Officers’ Certificate, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

      The provisions of clauses (i), (ii), (iii), (iv) and (v) above and clauses (a), (b), (c) and (d) above shall not apply to any transactions which constitute an Asset Sale if the Company complies with the provisions of the Indenture described under “— Limitation on Asset Sales”.

      The Successor Company shall be the successor to the Company (or the applicable Subsidiary Guarantor, as the case may be) and shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of such Subsidiary Guarantor under its Subsidiary Guaranty), but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

Fall Away Event

      In the event of the occurrence of a Fall Away Event, the covenants and provisions described above under “— Certain Covenants — Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Asset Sales”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Transactions with Affiliates”, and “— Future Subsidiary Guarantors” shall each no longer be in effect for the remaining term of the notes. In addition, the Company will no longer be subject to the financial test set forth in clause (iv) of the provisions of the Indenture described above in the first paragraph under “Merger, Consolidation and Sale of Substantially All Assets”.

      If, at any time after the occurrence of a Fall Away Event, the Company fails to maintain Investment Grade status, then the covenants which are no longer in effect pursuant to the preceding paragraph will thereafter be reinstated and be applicable to the Company and its Restricted Subsidiaries pursuant to the terms of the Indenture unless and until a subsequent Fall Away Event occurs; provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the occurrence of a Fall Away Event and before any reinstatement of such covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable covenants remained in effect during such period.

Reports

      The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will file with the Commission and furnish to the Holders of notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual consolidated financial statements only, a report thereon by the Company’s independent auditors.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Additional Assets” means (i) any Property (other than cash, Permitted Short-Term Investments or securities) used in the Oil and Gas Business or any business ancillary thereto, (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the provisions of the Indenture described under “— Certain Covenants — Restricted and Unrestricted Subsidiaries”, (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary or (iv) Permitted Business Investments.

      “Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(i) the sum of (a) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by the Company and confirmed by a reputable firm of independent petroleum engineers in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by the Company’s petroleum engineers, (b) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements, (c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (d) the greater of (1) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (2) the Fair Market Value, as estimated by the Company, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements, minus (ii) the sum of (a) minority interests, (b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements, (c) to the extent included in (i)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto) and (d) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto). If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the full cost method of accounting.

      “Affiliate” of any specified Person means any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (ii) which beneficially owns or holds directly or indirectly 10% or more of any class of the Voting Stock of such specified Person or of any Subsidiary of such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Asset Sale” means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (collectively, “dispositions”, and including dispositions pursuant to any consolidation or merger) by such Person in any single transaction or series of transactions of (i) shares of Capital Stock or other ownership interests of another Person (including Capital Stock of Restricted Subsidiaries and Unrestricted Subsidiaries) or (ii) any other Property of such Person; provided, however, that the term “Asset Sale” shall not include: (a) the disposition of Permitted Short-Term Investments, inventory, accounts receivable, surplus or obsolete equipment or other Property (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment) in the ordinary course of business; (b) the abandonment, assignment, lease, sublease or farmout of oil and gas properties, or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner that is customary in the Oil and Gas Business; (c) the disposition of Property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person in the ordinary course of its business; (d) any disposition that constitutes a Restricted Payment made in compliance with the provisions of the Indenture described under “— Certain Covenants — Limitation on Restricted Payments”; (e) when used with respect to the Company, a Restricted Subsidiary or a Subsidiary Guarantor, any disposition of all or substantially all of the Property of the Company, such Restricted Subsidiary or such Subsidiary Guarantor permitted pursuant to the provisions of the Indenture described under “— Merger, Consolidation and Sale of Substantially All Assets”; (f) the disposition of any Property by such Person to the Company or a Restricted Subsidiary; (g) the disposition of any asset with a Fair Market Value of less than $2.0 million; or (h) any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the Property that is subject thereto.

      “Average Life” means, with respect to any Indebtedness, at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

      “Bank Credit Facilities” means, with respect to any Person, one or more debt facilities or commercial paper facilities, indentures or other debt agreements with banks or other lenders (including pursuant to the $500,000,000 Credit Agreement, dated as of April 30, 2004, among the Company, Bank of America, N.A., as agent, and the lenders referred to therein) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or trade letters of credit, together with any full or partial extensions, revisions, restatements, refinancings (including by means of sales of debt securities to institutional investors or others) or replacements thereof (whether or not such added or substituted parties are banks or other institutions, including any facility, indenture or agreement that increases the amount borrowable thereunder, alters the maturity thereof, or alters, changes, deletes or adds lenders, investors or institutional investors).

      “Capital Lease Obligation” means any obligation which is required to be classified and accounted for as a capital lease obligation in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment date of rent or any other amount due in respect of such obligation.

      “Capital Stock” in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights, warrants or options to subscribe for or to acquire an equity interest in such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into an equity interest; provided, however, that “Capital Stock” shall not include Redeemable Stock.

      “Consolidated Interest Coverage Ratio” means, as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”), the ratio of (i) the aggregate amount of EBITDA of the Company and its consolidated Restricted Subsidiaries for the four full fiscal quarters immediately prior to the Transaction Date for which financial statements are available to (ii) the aggregate Consolidated Interest Expense of the Company and its Restricted Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of the Company and its Restricted Subsidiaries expected by the Company to be outstanding on the Transaction Date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date; provided, that if the Company or any of its Restricted Subsidiaries is a party to any Interest Rate Protection Agreement which would have the effect of changing the interest rate on any Indebtedness of the Company or any of its Restricted Subsidiaries for such four quarter period (or a portion thereof), the resulting rate shall be used for such four quarter period or portion thereof; provided further that any Consolidated Interest Expense with respect to Indebtedness Incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such Indebtedness was so Incurred or retired on the first day of the fiscal quarter in which the Transaction Date occurs. In addition, if since the beginning of the four full fiscal quarter period preceding the Transaction Date, (a) the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period or (b) the Company or any of its Restricted Subsidiaries shall have acquired any material assets, EBITDA shall be calculated on a pro forma basis as if such asset acquisitions had occurred on the first day of such four fiscal quarter period.

      “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, (i) the sum of (a) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including (1) any amortization of debt discount, (2) net cash costs associated with Interest Rate Protection Agreements (including any amortization of discounts), (3) the interest portion of any deferred payment obligation, (4) all accrued interest and (5) all commissions, discounts, commitment fees, origination fees and other fees and charges owed with respect to the Bank Credit Facilities and other Indebtedness) paid, accrued or scheduled to be paid or accrued during such period; (b) Redeemable Stock dividends of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) and Preferred Stock dividends of such Person’s Restricted Subsidiaries if paid to a Person other than such Person or its other Restricted Subsidiaries; (c) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (d) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction that is Indebtedness allocable to interest expense (determined as if such obligation were treated as a Capital Lease Obligation); and (e) to the extent any Indebtedness of any other Person (other than Restricted Subsidiaries) is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued by such other Person during such period attributable to any such Indebtedness; less (ii) to the extent included in (i) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period; in the case of both (i) and (ii) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

      “Consolidated Net Income” of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication: (i) items classified as extraordinary gains or losses net of taxes (less all fees and expenses relating thereto); (ii) any gain or loss net of taxes (less all fees and expenses relating thereto) realized on the sale or other disposition of Property, including the Capital Stock of any other Person (but in no event shall this clause (ii) apply to any gains or losses on the sale in the ordinary course of business of oil, gas or other hydrocarbons produced or manufactured); (iii) the net income of any Restricted Subsidiary of such specified Person to the extent the transfer to that Person of that income is restricted by contract or otherwise, except for any cash dividends or cash distributions actually paid by such Restricted Subsidiary to such Person during such period; (iv) the net income (or loss) of any other Person in which such specified Person or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such specified Person in accordance with GAAP or is an interest in a consolidated Unrestricted Subsidiary), except to the extent of the amount of cash dividends or other cash distributions actually paid to such Person or its consolidated Restricted Subsidiaries by such other Person during such period; (v) for the purposes of “— Certain Covenants — Limitation on Restricted Payments” only, the net income of any Person acquired by such specified Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition; (vi) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan; (vii) any adjustments of a deferred tax liability or asset pursuant to Statement of Financial Accounting Standards No. 109 which result from changes in enacted tax laws or rates; (viii) the cumulative effect of a change in accounting principles; (ix) any write-downs of non-current assets, provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred; (x) any non-cash compensation expense realized for grants of performance shares, stock options or stock awards to officers, directors and employees of the Company or any of its Restricted Subsidiaries; (xi) any non-cash gains or losses related to Exchange Rate Contracts and Oil and Gas Hedging Contracts, net of taxes; (xii) any net after-tax gain or loss arising from the early extinguishment of any Indebtedness, including the amortization or write-off of debt issuance costs or debt discount; and (xiii) any expenses related to a write-up required or permitted by Accounting Principles Board Opinions Nos. 16 with respect to any acquisition transaction (to the extent not otherwise included in (ix) above).

      “Consolidated Net Worth” of any Person means the stockholders’ equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders’ equity) amounts attributable to Redeemable Stock of such Person or its Restricted Subsidiaries.

      “Default” means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

      “Designated Senior Indebtedness” means (i) the Bank Credit Facilities and (ii) any other Senior Indebtedness of the Company which has, at the time of determination, an aggregate principal amount outstanding of at least $10.0 million that is specifically designated in the instrument evidencing such Senior Indebtedness and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Indebtedness and the Trustee as “Designated Senior Indebtedness” of the Company.

      “Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

      “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

      “EBITDA” means with respect to any Person for any period, an amount equal to the Consolidated Net Income of such Person for such period, plus (i) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and deducted in the determination of such Consolidated Net Income, without duplication: (a) income tax expense (but excluding income tax expense relating to sales or other dispositions of Property, including the Capital Stock of any other Person, the gains from which are excluded in the determination of such Consolidated Net Income), (b) Consolidated Interest Expense, (c) depreciation and depletion expense, (d) amortization expense, (e) exploration expense (if applicable) and (f) any other noncash charges including unrealized foreign exchange (excluding, however, any such other noncash charge which requires an accrual of or reserve for cash charges for any future period) less (ii) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and added in the determination of such Consolidated Net Income, without duplication (a) income tax recovery (excluding, however, income tax recovery relating to sales or other dispositions of Property, including the Capital Stock of any other Person, the losses from which are excluded in the determination of such Consolidated Net Income) and (b) unrealized foreign exchange gains.

      “Equity Offering” means a public or private offering of common stock of the Company (other than public offerings with respect to the Company’s common stock registered on Form S-4, Form S-8 or any other form relating to securities issuable under any employee benefit plan of the Company) following the Issue Date.

      “Exchanged Properties” means properties or assets or Capital Stock representing an equity interest in properties or assets used or useful in the Oil and Gas Business, received by the Company or a Restricted Subsidiary in a substantially concurrent purchase and sale, trade or exchange as a portion of the total consideration for other such properties or assets.

      “Exchange Rate Contract” means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or any combination thereof, entered into by such Person in the ordinary course of its business for the purpose of limiting or managing exchange rate risks to which such Person is subject.

      “Fair Market Value” means, with respect to any assets to be transferred pursuant to any Asset Sale or Sale and Leaseback Transaction or any noncash consideration or property transferred or received by any Person, the fair market value of such consideration or other property as determined by (i) any officer of the Company if such fair market value is less than $25.0 million and (ii) the Board of Directors of the Company as evidenced by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $25.0 million.

      “Fall Away Event” means the notes shall have achieved Investment Grade status and the Company delivers to the Trustee an officer’s certificate certifying that the foregoing condition has been satisfied.

      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

      “GAAP” means United States generally accepted accounting principles as in effect on December 10, 2001, unless stated otherwise.

      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

      “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any Lien on the assets of such Person securing obligations to pay Indebtedness of the primary obligor and any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase or payment of) any security for the payment of such Indebtedness, (ii) to purchase Property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and “Guaranteed”, “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that a Guarantee by any Person shall not include (a) endorsements by such Person for collection or deposit, in either case, in the ordinary course of business or (b) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (ii) of the definition of Permitted Investments.

      “Holder” means the Person in whose name a note is registered on the Securities Register.

      “Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and “Incurrence”, “Incurred”, “Incurable” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. For purposes of this definition, Indebtedness of the Company held by a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary held by another Restricted Subsidiary shall be deemed to be Incurred by the Company or such first Restricted Subsidiary in the event such other Restricted Subsidiary ceases to be a Restricted Subsidiary or in the event such Indebtedness is transferred to a Person other than the Company or a Restricted Subsidiary. For purposes of this definition, any non-interest bearing or other discount Indebtedness shall be deemed to have been Incurred (in an amount equal to its aggregate principal amount at its Stated Maturity) only on the date of original issue thereof.

      “Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including any such obligations Incurred in connection with the acquisition of Property, assets or businesses, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (other than Trade Accounts Payable), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) any payment obligation of such Person under Exchange Rate Contracts, Interest Rate Protection Agreements, Oil and Gas Hedging Contracts or under any similar agreements or instruments, (viii) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and

Leaseback Transaction to which such Person is a party, (ix) with respect to a Restricted Subsidiary, for purposes of the covenants described under “— Limitation on Indebtedness”, and “— Future Subsidiary Guarantors”, the maximum fixed redemption or repurchase price of Preferred Stock issued by such Restricted Subsidiary and (x) any obligation of the type referred to in clauses (i) through (ix) of this paragraph of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise; provided, however, that Indebtedness shall not include Production Payments and Reserve Sales. For purposes of this definition, the maximum fixed repurchase price of any Redeemable Stock or Preferred Stock that does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Redeemable Stock or Preferred Stock as if such Redeemable Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Stock or Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the liquidation value of such Redeemable Stock or Preferred Stock . The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date in respect of any contingent obligations described above.

      “Interest Rate Protection Agreement” means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into by such Person in the ordinary course of its business for the purpose of limiting or managing interest rate risks to which such Person is subject.

      “Investment” means, with respect to any Person (i) any amount paid by such Person, directly or indirectly, to any other Person for Capital Stock or other Property of, or as a capital contribution to, any other Person or (ii) any direct or indirect loan or advance to any other Person (other than accounts receivable of such Person arising in the ordinary course of business); provided, however, that Investments shall not include (a) in the case of clause (i) as used in the definition of “Restricted Payments” only, any such amount paid through the issuance of Capital Stock of the Company and (b) in the case of clause (i) or (ii), extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any increase in the equity ownership in any Person resulting from retained earnings of such Person.

      “Investment Grade” means BBB — or higher by S&P (or its equivalent rating under any successor rating categories of S&P), Baa3 or higher by Moody’s (or its equivalent rating under any successor rating categories of Moody’s) and the equivalent rating in respect of the rating categories of any Rating Agencies substituted for S&P or Moody’s.

      “Issue Date” means December 15, 2004.

      “Lien” means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of the provisions of the Indenture described under “— Certain Covenants — Limitation on Liens”, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

      “Liquid Securities” means securities (i) of an issuer that is not an Affiliate of the Company, (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market and (iii) as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (i), (ii) and (iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (x) the date on which such securities are sold or exchanged for cash or Permitted Short-Term Investments and (y) 180 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Permitted Short-Term Investments within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under “— Certain Covenants — Limitation on Asset Sales”, such securities shall be deemed not to have been Liquid Securities at any time.

      “Make-Whole Amount” means the greater of (1) 103.375% (which percentage is the optional redemption price that would be payable on December 15, 2009, if the notes were redeemed on such date) and (2) the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Available Cash” from an Asset Sale means cash proceeds received therefrom (including (i) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received and (ii) the Fair Market Value of Liquid Securities and Permitted Short-Term Investments, and excluding (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property that is the subject of such Asset Sale and (b) except to the extent subsequently converted to cash, Liquid Securities or Permitted Short-Term Investments within 240 days after such Asset Sale, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (i) and (ii)), in each case net of (a) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale, (b) all payments made on any Indebtedness (but specifically excluding Indebtedness of the Company and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale) which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; provided, however, that if any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

      “Net Working Capital” means (i) all current assets of the Company and its Restricted Subsidiaries, less (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.

      “Non-recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) with respect to which (i) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets), and (ii) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

      “Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and other related energy businesses.

      “Oil and Gas Hedging Contract” means, with respect to any Person, any agreement or arrangement, or any combination thereof, relating to oil and gas or other hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

      “Oil and Gas Liens” means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, master limited partnership agreements, farmout agreements, farmin agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; (iv) Liens arising in connection with Production Payments and Reserve Sales; and (v) Liens on pipelines or pipeline facilities that arise by operation of law.

      “Pari Passu Indebtedness” means any Indebtedness of the Company (or a Subsidiary Guarantor) that is pari passu in right of payment to the notes (or a Subsidiary Guaranty, as appropriate).

      “Pari Passu Offer” means an offer by the Company or a Subsidiary Guarantor to purchase all or a portion of Pari Passu Indebtedness to the extent required by the indenture or other agreement or instrument pursuant to which such Pari Passu Indebtedness was issued.

      “Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including (i) ownership interests in oil and gas properties or gathering, transportation, processing, storage or related systems and (ii) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farmin agreements, farmout agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited) and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in corporations other than Restricted Subsidiaries.

      “Permitted Hedging Agreements” means (i) Exchange Rate Contracts and Oil and Gas Hedging Contracts and (ii) Interest Rate Protection Agreements but only to the extent that the stated aggregate notional amount thereunder does not exceed 100% of the aggregate principal amount of the Indebtedness of the Company or a Restricted Subsidiary covered by such Interest Rate Protection Agreements at the time such agreements were entered into.

      “Permitted Investments” means any and all of the following: (i) Permitted Short-Term Investments; (ii) Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments; (iii) Investments by any Restricted Subsidiary in the Company; (iv) Investments by the Company or any Restricted Subsidiary in any Restricted Subsidiary; (v) Investments by the Company or any Restricted Subsidiary in (a) any Person that will, upon the making of such Investment, become a Restricted Subsidiary or (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary; (vi) any Investment made as a result of the receipt of non-cash consideration or securities from asset sales, provided that such asset sales are made in compliance with the provisions of the Indenture described under “— Certain Covenants — Limitation on Asset Sales”; (vii) Investments in negotiable instruments held for collection; lease, utility and other similar deposits; and stock, obligations or other securities received in settlement of debts (including under any bankruptcy or other similar proceeding) owing to the Company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Liens or Indebtedness, in each of the foregoing cases in the ordinary course of business of the Company or such Restricted Subsidiary; (viii) relocation allowances for, and advances and loans to, officers, directors and employees of the Company or any of its Restricted Subsidiaries; provided such items do not exceed in the aggregate $3.0 million at any one time outstanding; (ix) Investments intended to promote the Company’s strategic objectives in the Oil and Gas Business in an amount not to exceed 15% of Adjusted Consolidated Net Tangible Assets (determined as of the date of the making of any such Investment) at any one time outstanding (which Investments shall be deemed to be no longer outstanding only upon the return of capital thereof); (x) Investments made pursuant to Permitted Hedging Agreements of the Company and its Restricted Subsidiaries; (xi) Investments in Exchanged Properties; (xii) Investments acquired solely in exchange for the issuance of Capital Stock of the Company; (xiii) any Investment received in exchange for the Capital Stock of an Unrestricted Subsidiary and Investments owned by an Unrestricted Subsidiary upon its re-designation as a Restricted Subsidiary; and (xiv) Investments pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries as in effect on the Issue Date (other than Investments described in clauses (i) through (xiii) above).

      “Permitted Liens” means any and all of the following: (i) Liens existing as of the Issue Date; (ii) Liens securing the notes, any Subsidiary Guarantees and other obligations arising under the Indenture; (iii) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other Property of the Company or the Restricted Subsidiaries; (iv) any Lien existing on any Property at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other Property of the Company or the Restricted Subsidiaries; (v) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their Property (including (a) easements, rights of way and similar encumbrances, (b) leases, licenses, subleases and sublicenses of assets, including, without limitation, real property (other than Capital Lease Obligations) and intellectual property rights, (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation laws, unemployment insurance laws, social security laws or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, (f) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases, and (g) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property (other than Trade Accounts Payable)); (vi) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time; (vii) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by GAAP as in effect at such time and so long as such Liens do not encumber assets by an aggregate amount (together with the amount of any unstayed judgments against the Company or any Restricted Subsidiary but excluding any such Liens to the extent securing insured or indemnified judgments or orders) in excess of $25.0 million; (viii) Liens securing Permitted Hedging Agreements of the Company and its Restricted Subsidiaries so long as such Permitted Hedging Agreements are permitted under the provisions of the Indenture described under “— Limitation on Indebtedness”; (ix) Liens securing Purchase Money Indebtedness or Capital Lease Obligations, provided that such Liens attach only to the Property acquired with the proceeds of such Purchase Money Indebtedness or the Property that is the subject of such Capital Lease Obligations; (x) Liens securing Non-recourse Purchase Money Indebtedness granted in connection with the acquisition by the Company or any Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations), provided that (a) such Liens attach only to the fixed assets acquired with the proceeds of such Non-recourse Purchase Money Indebtedness and (b) such Non-recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets; (xi) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing or satisfying and discharging Indebtedness of the Company or any of its Subsidiaries so long as such deposit of funds is permitted by the provisions of the Indenture described under “— Limitation on Restricted Payments”; (xii) Liens resulting from a pledge of Capital Stock of a Person that is not a Restricted Subsidiary to secure obligations of such Person and any refinancings thereof; (xiii) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (i), (ii), (iii), (iv), (ix) and (x) above; provided, however, that (a) such new Lien shall be limited to all or part of the same Property (including future improvements thereon and accessions thereto) subject to the original Lien and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, the committed amount of the Indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; (xiv) Liens in favor of the Company or a Restricted Subsidiary; and (xv) Liens not otherwise permitted by clauses (i) through (xiv) above incurred in the ordinary course of business of the Company and its Restricted Subsidiaries and encumbering Property having an aggregate Fair Market Value not in excess of $10.0 million at any one time. Notwithstanding anything in this paragraph to the contrary, the term “Permitted Liens” does not include Liens resulting from the creation, incurrence, issuance, assumption or Guarantee of any Production Payments and Reserve Sales other than (a) any such Liens existing as of the Issue Date, (b) Production Payments and Reserve Sales in connection with the acquisition of any Property after the Issue Date, provided that any such Lien created in connection therewith is created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, such Property,

(c) Production Payments and Reserve Sales, other than those described in clauses (a) and (b) of this sentence, to the extent such Production Payments and Reserve Sales constitute Asset Sales made pursuant to and in compliance with the provisions of the Indenture described under “— Limitation on Asset Sales” and (d) incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary; provided, however, that, in the case of the immediately foregoing clauses (a), (b), (c) and (d), any Lien created in connection with any such Production Payments and Reserve Sales shall be limited to the Property that is the subject of such Product Payments and Reserve Sales.

      “Permitted Refinancing Indebtedness” means Indebtedness (“new Indebtedness”) Incurred in exchange for, or proceeds of which are used to refinance, other Indebtedness (“old Indebtedness”); provided, however, that (i) such new Indebtedness is in an aggregate principal amount not in excess of the sum of (a) the aggregate principal amount then outstanding of the old Indebtedness (or, if such old Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination), and (b) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing, (ii) such new Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the old Indebtedness, (iii) such new Indebtedness has an Average Life at the time such new Indebtedness is Incurred that is equal to or greater than the Average Life of the old Indebtedness at such time, (iv) such new Indebtedness is subordinated in right of payment to the Notes (or, if applicable, the Subsidiary Guarantees) to at least the same extent, if any, as the old Indebtedness and (v) if such old Indebtedness is Non-recourse Purchase Money Indebtedness or Indebtedness that refinanced Non-recourse Purchase Money Indebtedness, such new Indebtedness satisfies clauses (i) and (ii) of the definition of “Non-recourse Purchase Money Indebtedness”.

      “Permitted Short-Term Investments” means (i) Investments in U.S. Government Obligations maturing within one year of the date of acquisition thereof, (ii) Investments in demand accounts, time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any State thereof or the District of Columbia that is a member of the Federal Reserve System having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term Indebtedness is rated “A” (or higher) according to Moody’s, (iii) Investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (a) all such deposits have been made in such accounts in the ordinary course of business and (b) such deposits do not at any one time exceed $20.0 million in the aggregate, (iv) repurchase and reverse repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualifications described in clause (ii), (v) Investments in commercial paper or notes, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any State thereof or the District of Columbia with a short-term rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or a long-term rating at the time as of which any Investment is made of “A3” (or higher) according to Moody’s or “A-” (or higher) according to S&P, (vi) Investments in any money market mutual fund having assets in excess of $250.0 million substantially all of which consist of other obligations of the types described in clauses (i), (ii), (iv) and (v) hereof and (vii) Investments in asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any Investment therein is made of “A3” (or higher) according to Moody’s or “A-” (or higher) according to S&P.

      “Person” means any individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

      “Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person; provided, however, that “Preferred Stock” shall not include Redeemable Stock.

      “Principal” of any Indebtedness (including the notes) means the principal amount of such Indebtedness plus the premium, if any, on such Indebtedness.

      “Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary.

      “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

      “Rating Agencies” means (i) S&P and Moody’s or (ii) if S&P or Moody’s or both of them are not making ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

      “Redeemable Stock” of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other Property or is or could become redeemable for cash or other Property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; or is or could become exchangeable at the option of the holder thereof for Indebtedness at any time in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that Redeemable Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder for Capital Stock of the Company having no preference as to dividends or liquidation over any other Capital Stock of the Company. Notwithstanding the foregoing, any Capital Stock that would fail to qualify as Redeemable Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale, will constitute Redeemable Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments”.

      “Representative” means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Indebtedness.

      “Restricted Payment” means (i) a dividend or other distribution paid on the Capital Stock or Redeemable Stock of the Company or to the Company’s stockholders (other than dividends, distributions or payments made solely in Capital Stock of the Company or in options, warrants or other rights to purchase or acquire Capital Stock), or declared and paid to any Person other than the Company or any of its Restricted Subsidiaries (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other stockholders of such Restricted Subsidiary on a pro rata basis) on the Capital Stock or Redeemable Stock of any Restricted Subsidiary, (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock or Redeemable Stock, or any options, warrants or other rights to acquire Capital Stock or Redeemable Stock, of the Company or of a Restricted Subsidiary, (iii) a payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, legally defease or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, any Indebtedness of the Company or a Restricted Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes or the relevant Subsidiary Guaranty, as the case may be, provided that this clause (iii) shall not include any such payment with respect to (a) any such subordinated Indebtedness to the extent of Excess Proceeds remaining after compliance with the provisions of the Indenture described under “— Certain Covenants — Limitation on Asset Sales” and to the extent required by the indenture or other agreement or instrument pursuant to which such subordinated Indebtedness was issued or (b) the purchase, repurchase or other acquisition of any such subordinated Indebtedness purchased in anticipation of satisfying a scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, in each case due within one year of the date of acquisition, or (iv) an Investment (other than a Permitted Investment) by the Company or a Restricted Subsidiary in any Person.

      “Restricted Subsidiary” means any Subsidiary of the Company that has not been designated an Unrestricted Subsidiary pursuant to the provision of the Indenture described under “— Certain Covenants — Restricted and Unrestricted Subsidiaries”.

      “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

      “Sale and Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Wholly Owned Subsidiary of such Person or between one or more Wholly Owned Subsidiaries of such Person) pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

      “Senior Indebtedness” when used with respect to the Company means the obligations of the Company with respect to Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created (including Indebtedness under the Bank Credit Facilities), Incurred or assumed, and any renewal, refunding, refinancing, replacement or extension thereof, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes; provided, however, that Senior Indebtedness of the Company shall not include (i) Indebtedness of the Company to a Subsidiary of the Company, (ii) amounts owed for goods, materials or services purchased in the ordinary course of business, (iii) Indebtedness Incurred in violation of the Indenture, (iv) amounts payable or any other Indebtedness to employees of the Company or any Subsidiary of the Company, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) any Indebtedness of the Company that, when Incurred and without regard to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, (vii) Pari Passu or Subordinated Indebtedness of the Company, (viii) Indebtedness of the Company that is represented by Redeemable Stock, (ix) Indebtedness evidenced by the notes and (x) in-kind obligations relating to net oil and gas balancing positions. “Senior Indebtedness” of any Subsidiary Guarantor has a correlative meaning; provided, however, that clause (i) above shall be deemed to refer to Indebtedness of any Subsidiary Guarantor to the Company or any Subsidiary of the Company.

      “Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture.

      “Stated Maturity”, when used with respect to any security or any installment of principal thereof or interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

      “Subordinated Indebtedness” means Indebtedness of the Company (or a Subsidiary Guarantor) that is subordinated or junior in right of payment to the notes (or a Subsidiary Guaranty, as appropriate) pursuant to a written agreement to that effect.

      “Subsidiary” of a Person means (i) another Person which is a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned or controlled by (a) the first Person, (b) the first Person and one or more of its Subsidiaries or (c) one or more of the first Person’s Subsidiaries or (ii) another Person which is not a corporation (x) at least 50% of the ownership interest of which and (y) the power to elect or direct the election of a majority of the directors or other governing body of which are controlled by Persons referred to in clause (a), (b) or (c) above.

      “Subsidiary Guarantors” means, unless released from their Subsidiary Guarantees as permitted by the Indenture, any Restricted Subsidiary that becomes a guarantor of the notes in compliance with the provisions of the Indenture and executes a supplemental indenture agreeing to be bound by the terms of the Indenture.

      “Subsidiary Guaranty” means an unconditional, unsecured senior subordinated guaranty of the notes given by any Restricted Subsidiary pursuant to the terms of the Indenture.

      “Trade Accounts Payable” means accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.

      “Treasury Rate” means the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2009.

      However, if the period from the redemption date to December 15, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Unrestricted Subsidiary” means (i) each Subsidiary of the Company that the Company has designated pursuant to the provision of the Indenture described under “— Certain Covenants — Restricted and Unrestricted Subsidiaries” as an Unrestricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary.

      “U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

      “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

      “Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

      “Wholly Owned Subsidiary” means, at any time, a Restricted Subsidiary of the Company all the Voting Stock of which (other than directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Defeasance and Covenant Defeasance

      The Indenture provides that the Company will be discharged from its obligations with respect to the notes (except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of the notes of money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal, premium, if any, and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the notes at the Stated Maturity thereof or on earlier redemption in accordance with the terms of the Indenture and the notes. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (ii) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that Holders and beneficial owners of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; and that the resulting trust will not be an “Investment Company” within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder.

      The Indenture provides that if the Company takes the actions described below, it may omit to comply with certain covenants, including those described under “— Repurchase at the Option of Holders Upon a Change of Control”, “— Certain Covenants” and in clause (iv) under the first paragraph of “— Merger, Consolidation and Sale of Substantially All Assets”, and the occurrence of the Events of Default described below in clauses (iii) and (iv) (with respect to such covenants) and clauses (v), (vi), (vii) (with respect to Significant Subsidiaries) and (viii) under “— Events of Default and Notice” will be deemed not to be or result in an Event of Default. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of the notes, money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal, premium, if any, and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the notes at the Stated Maturity thereof or on earlier redemption in accordance with the terms of the Indenture and the notes. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders and beneficial owners of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur; and that the resulting trust will not be an “Investment Company” within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder. If the Company were to exercise this option and the notes were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

      If the Company exercises either of the options described above, each Subsidiary Guarantor, if any, will be released from all its obligations under its Subsidiary Guaranty.

Events of Default and Notice

      The following are summaries of Events of Default under the Indenture with respect to the notes: (i) failure to pay any interest on the notes when due, continued for 30 days; (ii) failure to pay principal of (or premium, if any, on) the notes when due; (iii) failure to comply with the provisions of the Indenture described under “Merger, Consolidation and Sale of Substantially All Assets”; (iv) failure to perform any other covenant of the Company or any Subsidiary Guarantor in the Indenture, continued for 60 days after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes; (v) a default by the Company or any Restricted Subsidiary under any Indebtedness for borrowed money (other than Non-recourse Purchase Money Indebtedness) which results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an amount greater than $20.0 million if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture; (vi) one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount outstanding at any time in excess of $20.0 million and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days; (vii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or (viii) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

      The Indenture provides that if an Event of Default (other than an Event of Default described in clause (vii) above) with respect to the notes at the time outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes by notice as provided in the Indenture may declare the principal amount of the notes to be due and payable immediately. If an Event of Default described in clause (vii) above with respect to the notes at the time outstanding shall occur, the principal amount of all the notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of at least a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

      No Holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes, (ii) the Holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding and has not received from the Holders of at least a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Holder of notes for the enforcement of payment of the principal of or any premium or interest on such notes on or after the applicable due date specified in such notes.

Modification of the Indenture; Waiver

      The Indenture provides that modifications and amendments of the Indenture may be made by the Company, any Subsidiary Guarantors and the Trustee without the consent of any Holders of notes in certain limited circumstances, including (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption of the obligations of the Company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all the assets of the Company and the Restricted Subsidiaries taken as a whole and certain other events specified in the provisions of the Indenture described under “Merger, Consolidation and Sale of Substantially All Assets”, (iii) to provide for uncertificated notes in addition to or in place of certificated notes, (iv) to comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the 1939 Act, (v) to make any change that does not adversely affect the rights of any Holder of notes in any material respect, (vi) to add or remove Subsidiary Guarantors pursuant to the procedure set forth in the Indenture and (vii) certain other modifications and amendments as set forth in the Indenture.

      The Indenture contains provisions permitting the Company, any Subsidiary Guarantors and the Trustee, with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes, to execute supplemental indentures or amendments adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the notes, except that no such supplemental indenture, amendment or waiver may, without the consent of all the Holders of outstanding notes, among other things, (i) reduce the principal amount of notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or change the time for payment of interest on any notes, (iii) change the currency in which any amount due in respect of the notes is payable, (iv) reduce the principal of or any premium on or change the Stated Maturity of any notes or alter the redemption or repurchase provisions with respect thereto, (v) reduce the relative ranking of any notes, (vi) release any security that may have been granted to the Trustee in respect of the notes, (vii) at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer or (viii) make certain other significant amendments or modifications as specified in the Indenture.

      The Holders of at least a majority in principal amount of the outstanding notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of at least a majority in principal amount of the outstanding notes may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holders of each outstanding note.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default under clauses (i) or (ii) of the first paragraph under the caption “— Events of Default and Notice” has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums due and payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

      In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notices

      Notices to Holders of the notes will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Governing Law

      The Indenture and the notes are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of law that would otherwise require the application of the laws of another jurisdiction.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-

exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s outstanding notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

      We believe that the exchange of outstanding notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.

PLAN OF DISTRIBUTION

      Based on interpretations by the staff of the Securities and Exchange Commission in no action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

      You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act of 1933; or

•	a broker-dealer that acquired outstanding notes directly from us.

      Each broker-dealer that receives new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. To date, the staff of the Securities and Exchange Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      If you wish to exchange new notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering — Your Representations to Us” in this prospectus and in the letter of transmittal.

      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale; and

•	at prices related to such prevailing market prices or negotiated prices.

      Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

      For a period of up to 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel to the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers, and will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

      Certain legal matters relating to this offering will be passed upon for us by Vinson & Elkins L.L.P., New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INDEPENDENT OIL AND GAS CONSULTANTS

      Atwater Consultants, Ltd., Cawley, Gillespie & Associates, Inc. and Ryder Scott Company, independent oil and gas consultants, prepared the reserve information, which is incorporated by reference in this prospectus. This reserve information is incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such information.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at http://www.stoneenergy.com. We do not intend for information contained in our website to be part of this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

      We are incorporating by reference the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

      We incorporate by reference in this prospectus the documents listed below which we filed with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.01 or Item 7.01 on any Current Report on Form 8-K) subsequent to the date of this prospectus and prior to the termination of the notes offering.

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Current Report on Form 8-K dated December, 31, 2004 (and filed on January 3, 2005);

•	Current Report on Form 8-K dated December 14, 2004 (and filed on December 17, 2004);

•	Current Report on Form 8-K dated November 19, 2004 (and filed on November 24, 2004);

•	Current Report on Form 8-K dated November 18, 2004 (and filed on November 19, 2004);

•	Current Reports on Form 8-K dated October 1, 2004 (and filed on October 7, 2004) (as amended on October 12, 2004);

•	Current Report on Form 8-K dated May 20, 2004 (and filed on May 24, 2004); and

•	Current Report on Form 8-K dated March 1, 2004 (and filed on March 2, 2004).

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      We have agreed that, for so long as any notes remain outstanding, if we are not subject to the informational requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we will furnish to holders and beneficial owners of our notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 to permit compliance with Rule 144A in connection with resales of the notes.

      You may request a copy of any of the documents summarized in this prospectus or incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address and phone number:

Mr. Andrew L. Gates, III
Senior Vice President, Secretary and General Counsel
Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
(337) 237-0410

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Stone Energy Corporation has authority under Section 145 of the General Corporation Law (the “DGCL”) of the State of Delaware, in which Stone is incorporated, to indemnify its officers, directors, employees and agents to the extent provided in such statute. Article VI of Stone’s Bylaws provides for indemnification of Stone’s officers, directors, employees and agents.

      Section 145 of the DGCL authorizes, among other things, a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation, or of another corporation or other enterprise at the former corporation’s request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorney’s fees) that such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by (i) a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) independent counsel if a quorum of disinterested directors so directs or (iv) the corporation’s stockholders. Section 145 provides that indemnification pursuant to its provision is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 145 of the DGCL also empowers Stone to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Stone, or is or was serving at the request of Stone as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability asserted against or incurred by such person in any such capacity, whether or not Stone would have the power to indemnify such person against such liability under the provisions of Section 145. Stone has purchased and maintains a directors’ and officers’ liability policy for such purposes.

      Section 102 of the DGCL permits the limitation of directors’ personal liability to Stone or its stockholders for monetary damage for breach of fiduciary duties as a director except in certain situations including the breach of a director’s duty of loyalty or acts or omissions not made in good faith. Article Ninth of Stone’s Certificate of Incorporation limits directors’ personal liability to the extent permitted by the DGCL.

      Article VI of Stone’s Bylaws provides that Stone may purchase and maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents, or any person serving at the request of Stone as a director, officer, employee or agent of another corporation, partnership, joint venture, proprietorship, employee benefit plan, trust or other enterprise, against any expense, liability or loss, whether or not Stone would have the power to indemnify such person against such expense, liability or loss under the DGCL.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Stone pursuant to the foregoing provisions, Stone has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of Stone Energy Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934 as indicated in parentheses:

4.1		—	Indenture, dated December 15, 2004, between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Stone Energy Corporation’s Current Report on Form 8-K dated December 14, 2004 and filed on December 17, 2004).
4.2		—	Registration Rights Agreement, dated December 15, 2004, among Stone Energy Corporation and the other signatories thereto (incorporated by reference to Exhibit 4.2 to Stone Energy Corporation’s Current Report on Form 8-K dated December 14, 2004 and filed on December 17, 2004).
5	.1*	—	Opinion of Vinson & Elkins L.L.P. as to the validity of the securities being registered.
12	.1*	—	Computation of Ratios of Earnings to Fixed Charges.
15	.1*	—	Letter from Independent Registered Public Accounting Firm dated January 28, 2005, regarding unaudited interim financial information.
23	.1*	—	Consent of Independent Registered Public Accounting Firm.
23	.2*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
23	.3*	—	Consent of Atwater Consultants, Ltd.
23	.4*	—	Consent of Cawley, Gillespie & Associates, Inc.
23	.5*	—	Consent of Ryder Scott Company.
24	.1*	—	Powers of Attorney (included on the signature page hereof).
25	.1*	—	Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, National Association.
99	.1*	—	Form of Letter of Transmittal.
99	.2*	—	Form of Letter to Clients.
99	.3*	—	Form of Letter to Registered Holders and DTC Participants.
99	.4*	—	Form of Notice of Guaranteed Delivery.

*	Filed herewith

      (b) Financial Data Schedule.

      Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements or related notes or elsewhere herein and therefore have been omitted.

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana on the 31st day of January, 2005.

STONE ENERGY CORPORATION

By:	/s/ DAVID H. WELCH

David H. Welch
President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Welch and James H. Prince and each of them, each one of whom may act without the joinder of the other, as his true and lawful attorney-in-fact to sign on his behalf and in the capacity stated below and to file any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto, with the Securities and Exchange Commission, which amendment or amendments may make such changes and additions to this registration statement as such attorney-in-fact may deem necessary or appropriate.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ JAMES H. STONE James H. Stone	Chairman of the Board	January 31, 2005

/s/ DAVID H. WELCH David H. Welch	President, Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2005

/s/ JAMES H. PRINCE James H. Prince	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 31, 2005

/s/ J. KENT PIERRET J. Kent Pierret	Senior Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	January 31, 2005

/s/ PETER K. BARKER Peter K. Barker	Director	January 31, 2005

/s/ ROBERT A. BERNHARD Robert A. Bernhard	Director	January 31, 2005

/s/ D. PETER CANTY D. Peter Canty	Director	January 31, 2005

/s/ GEORGE R. CHRISTMAS George R. Christmas	Director	January 31, 2005

Signature	Title	Date

/s/ B.J. DUPLANTIS B.J. Duplantis	Director	January 31, 2005

/s/ RAYMOND B. GARY Raymond B. Gary	Director	January 31, 2005

/s/ JOHN P. LABORDE John P. Laborde	Director	January 31, 2005

/s/ RICHARD A. PATTAROZZI Richard A. Pattarozzi	Director	January 31, 2005

/s/ DAVID R. VOELKER David R. Voelker	Director	January 31, 2005

INDEX TO EXHIBITS

4.1		—	Indenture, dated December 15, 2004, between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Stone Energy Corporation’s Current Report on Form 8-K dated December 14, 2004 and filed on December 17, 2004).
4.2		—	Registration Rights Agreement, dated December 15, 2004, among Stone Energy Corporation and the other signatories thereto (incorporated by reference to Exhibit 4.2 to Stone Energy Corporation’s Current Report on Form 8-K dated December 14, 2004 and filed on December 17, 2004).
5	.1*	—	Opinion of Vinson & Elkins L.L.P. as to the validity of the securities being registered.
12	.1*	—	Computation of Ratios of Earnings to Fixed Charges.
15	.1*	—	Letter from Independent Registered Public Accounting Firm dated January 28, 2005, regarding unaudited interim financial information.
23	.1*	—	Consent of Independent Registered Public Accounting Firm.
23	.2*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
23	.3*	—	Consent of Atwater Consultants, Ltd.
23	.4*	—	Consent of Cawley, Gillespie & Associates, Inc.
23	.5*	—	Consent of Ryder Scott Company.
24	.1*	—	Powers of Attorney (included on the signature page hereof).
25	.1*	—	Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, National Association.
99	.1*	—	Form of Letter of Transmittal.
99	.2*	—	Form of Letter to Clients.
99	.3*	—	Form of Letter to Registered Holders and DTC Participants.
99	.4*	—	Form of Notice of Guaranteed Delivery.

*	Filed herewith